                                                                     Exhibit 2.1

                                                                  Execution Copy




                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER


                                      Among


                      ING AMERICA INSURANCE HOLDINGS, INC.,


                             ANB ACQUISITION CORP.,


                                   AETNA INC.


                 and, for limited purposes only, ING GROEP N.V.


                            Dated as of July 19, 2000

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                      ARTICLE I

                                      The Transaction; Closing; Effective Time

1.1      The Spin-Off....................................................................................          2
1.2      The Merger......................................................................................          2
1.3      Closing.........................................................................................          2
1.4      Effective Time..................................................................................          3

                                                     ARTICLE II

                                      Certificate of Incorporation and By-Laws
                                            of the Surviving Corporation

2.1      The Certificate of Incorporation................................................................          3
2.2      The By-Laws.....................................................................................          3

                                                     ARTICLE III

                                               Officers and Directors
                                            of the Surviving Corporation

3.1      Directors.......................................................................................          3
3.2      Officers........................................................................................          3

                                                     ARTICLE IV

                                       Effect of the Merger on Capital Stock;
                                              Exchange of Certificates

4.1      Effect on Capital Stock.........................................................................          4
4.2      Exchange of Cash for Shares.....................................................................          6
4.3      Dissenters' Rights..............................................................................          8

                                                      ARTICLE V

                                           Representations and Warranties

5.1      Representations and Warranties of the Company...................................................          9
         (a)      Organization, Good Standing and Qualification..........................................          9
         (b)      Capital Structure......................................................................         12
         (c)      Corporate Authority; Approval and Fairness.............................................         13
         (d)      Governmental Filings; No Violations....................................................         14

         (e)      Statutory Reports; Company Reports; Financial Statements...............................         15
         (f)      Absence of Certain Changes.............................................................         18
         (g)      Litigation and Liabilities.............................................................         20
         (h)      Employee Benefits......................................................................         21
         (i)      Compliance with Laws; Permits..........................................................         24
         (j)      Takeover Statutes......................................................................         26
         (k)      Environmental Matters..................................................................         26
         (l)      Taxes..................................................................................         27
         (m)      Labor Matters..........................................................................         29
         (n)      Insurance..............................................................................         30
         (o)      Intellectual Property..................................................................         30
         (p)      Rights Plan............................................................................         31
         (q)      Brokers and Finders....................................................................         31
         (r)      Insurance Business.....................................................................         31
         (s)      Liabilities and Reserves...............................................................         33
         (t)      Separate Accounts......................................................................         33
         (u)      Material Contracts.....................................................................         34
         (v)      Investment Contracts, Fund Clients and Advisory Clients................................         35
         (w)      Company Broker/Dealers.................................................................         37
         (x)      Bank Regulatory Matters................................................................         38
         (y)      No Contracts, Etc......................................................................         38
5.2      Representations and Warranties of ING, Parent and Merger Sub....................................         39

                                                     ARTICLE VI

                                                      Covenants

6.1      Interim Operations; Operation of Businesses.....................................................         41
6.2      Acquisition Proposals...........................................................................         45
6.3      Accuracy of Proxy Statement and Form 10.........................................................         47
6.4      Shareholders Meeting............................................................................         48
6.5      Filings; Other Actions; Notification............................................................         48
6.6      Access..........................................................................................         51
6.7      Stock Exchange..................................................................................         51
6.8      Publicity.......................................................................................         51
6.9      Benefits; Company Options.......................................................................         52
6.10     ERISA Client Lists..............................................................................         53
6.11     Expenses........................................................................................         53
6.12     Indemnification; Directors' and Officers' Insurance.............................................         53
6.13     Compliance with 1940 Act Section 15.............................................................         55
6.14     Fund Client Contracts, Distribution Plans and Boards............................................         56
6.15     Non-Fund Advisory Contracts.....................................................................         56
6.16     Qualification of the Fund Clients; Fund Client Boards...........................................         57

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
6.17     Rights..........................................................................................         57
6.18     Takeover Statute................................................................................         57
6.19     Company Debt....................................................................................         57
6.20     Voting of Shares................................................................................         57
6.21     Other Agreements................................................................................         57
6.22     Headquarters and Related Matters................................................................         59
6.23     Asia............................................................................................         59
6.24     Confidentiality.................................................................................         59

                                                     ARTICLE VII

                                                     Conditions

7.1      Conditions to Each Party's Obligation to Effect the Merger......................................         60
7.2      Conditions to Obligations of Parent and Merger Sub..............................................         61
7.3      Conditions to Obligation of the Company.........................................................         63

                                                    ARTICLE VIII

                                                     Termination

8.1      Termination by Mutual Consent...................................................................         64
8.2      Termination by Either Parent or the Company.....................................................         64
8.3      Termination by the Company......................................................................         65
8.4      Termination by Parent...........................................................................         65
8.5      Effect of Termination and Abandonment...........................................................         65

                                                     ARTICLE IX

                                              Miscellaneous and General

9.1      Survival........................................................................................         67
9.2      Modification or Amendment.......................................................................         67
9.3      Waiver of Conditions............................................................................         67
9.4      Counterparts....................................................................................         68
9.5      GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...................................................         68
9.6      Notices.........................................................................................         69
9.7      Entire Agreement; No Other Representations......................................................         71
9.8      No Third Party Beneficiaries....................................................................         71
9.9      Obligations of Parent and of the Company........................................................         71
9.10     Transfer Taxes..................................................................................         72
9.11     Severability....................................................................................         72
9.12     Interpretation..................................................................................         72
9.13     Assignment......................................................................................         72
9.14     Specific Performance............................................................................         73

                             INDEX OF DEFINED TERMS


1940 Act ...............................................................      14
1999 10-K ..............................................................       9
Account Client .........................................................      34
Acquisition Proposal ...................................................      45
Advisers Act ...........................................................      14
Advisory Client ........................................................      35
Advisory Entities ......................................................      35
Advisory Entity ........................................................      35
Aetna China Name Rights ................................................      58
Affiliate ..............................................................      10
Agent ..................................................................      32
Agreement ..............................................................       1
ALICA ..................................................................      15
Assumed Long-Term Debt Obligations .....................................       4
Balance Sheet Date .....................................................      18
Banking Authorities ....................................................      14
Bankruptcy and Equity Exception ........................................      13
By-Laws ................................................................       3
CBCA ...................................................................       2
Certificate ............................................................       5
Certificate of Merger ..................................................       3
Charter ................................................................       3
Chinese Mark ...........................................................      58
Chinese Mark Agreement .................................................      58
CityPlace Accrual Amount ...............................................       5
Class B Voting Preferred Stock .........................................       4
Client .................................................................      35
Closing ................................................................       2
Closing Date ...........................................................       2
Closing Date Interest Accrual ..........................................       6
Code ...................................................................       8
Common Stock ...........................................................       4
Company ................................................................       1
Company Actuarial Analyses .............................................      32
Company Broker/Dealers .................................................      37
Company Disclosure Letter ..............................................       9
Company Intellectual Property Rights ...................................      30
Company Material Adverse Effect ........................................      10
Company Option .........................................................      12
Company Reports ........................................................      16

Company Requisite Vote .................................................      13
Company SAP Statements .................................................      15
Company Separate Accounts ..............................................      33
Compensation and Benefit Plans .........................................      21
Confidentiality Agreement ..............................................      71
Constituent Corporations ...............................................       1
Contracts ..............................................................      15
Costs ..................................................................      54
Coverage Policies ......................................................      59
Current Premium ........................................................      55
D&O Insurance ..........................................................      55
Designated Person ......................................................      19
Designated Persons .....................................................      19
Dissenting Shareholders ................................................       4
Dissenting Shares ......................................................       4
Distribution Agreement .................................................       1
Effective Time .........................................................       3
Employee Benefits Agreement ............................................      52
ERISA ..................................................................      21
ERISA Affiliate ........................................................      22
ERISA Affiliate Plan ...................................................      22
ERISA Client ...........................................................      34
Excluded Capital Contribution ..........................................       5
Excluded Dividends .....................................................       5
Excluded Employee ......................................................      20
Excluded Share .........................................................       4
Excluded Shares ........................................................       4
Extended Date ..........................................................      64
First 2000 10-Q ........................................................       9
Foreign Company Statements .............................................      15
Form 10 ................................................................      47
Fund Client ............................................................      35
GAAP ...................................................................      17
Governmental Approvals .................................................      48
Governmental Consents ..................................................      60
Governmental Entity ....................................................      14
HSR Act ................................................................      14
Indemnified Parties ....................................................      53
ING ....................................................................       1
ING Companies ..........................................................       4
Insurance and Healthcare Authorities ...................................      14
Insurance Laws .........................................................      24

Intellectual Property ..................................................      30
International Entities .................................................      20
International Retained Insurance .......................................      10
Investment Contract ....................................................      35
IRS ....................................................................      22
Joint Venture ..........................................................      12
knowledge of the Company ...............................................      21
Laws ...................................................................      25
Long-Term Debt .........................................................       5
MEC ....................................................................      28
Merger .................................................................       1
Merger Consideration ...................................................       5
Merger Sub .............................................................       1
NASD ...................................................................      14
Net Capital Contribution Amount ........................................       5
Net Interest Accrual Amount ............................................       5
Notice of Superior Proposal ............................................      47
NYSE ...................................................................      51
of which the Company has knowledge .....................................      21
open Taxable years .....................................................      29
Order ..................................................................      61
Out-of-Pocket Expenses .................................................      66
Parent .................................................................       1
Parent Disclosure Letter ...............................................      39
Parent ERISA List ......................................................      53
Parent Interest Portion ................................................       5
Parent Material Adverse Effect .........................................      39
Paying Agent ...........................................................       6
Payment Fund ...........................................................       6
PBGC ...................................................................      14
Pension Plan ...........................................................      22
Permitted Sales ........................................................       5
Permitted Sales Proceeds ...............................................       5
Person .................................................................       7
Preferred Stock ........................................................      12
Proxy Statement ........................................................      47
Qualified Plan .........................................................      22
Representatives ........................................................      51
Retained Insurance Companies ...........................................      10
Retained Insurance Contracts ...........................................      32
Right ..................................................................       4
Rights Agreement .......................................................       4

SEC ....................................................................       9
Section 6.21 Subsidiaries ..............................................      57
Securities Act .........................................................      16
Share ..................................................................       4
Shareholders Meeting ...................................................      48
Shares .................................................................       4
shares .................................................................      36
Spin-Off ...............................................................       1
Spinco .................................................................       1
Stock Plans ............................................................      12
Subsidiary .............................................................      10
Superior Proposal ......................................................      46
Surviving Corporation ..................................................       2
Takeover Statute .......................................................      26
Tax ....................................................................      27
Tax Allocation Agreement ...............................................      28
Tax Authority ..........................................................      28
Tax Return .............................................................      28
Tax Sharing Agreement ..................................................      43
Taxable ................................................................      27
Taxes ..................................................................      27
Termination Date .......................................................      64
Termination Fee ........................................................      66
the Company has no knowledge ...........................................      21
Total assets under management ..........................................      62
Transaction ............................................................       1
Transaction Agreements .................................................       2
Transaction Expenses ...................................................      53
U.S. Retained Insurance Companies ......................................      10
Voting Debt ............................................................      13

                 AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

                  AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER
(hereinafter called this "Agreement"), dated as of July 19, 2000, among AETNA INC., a Connecticut corporation (the "Company"), ING AMERICA INSURANCE HOLDINGS, INC., a Delaware corporation ("Parent"), and ANB ACQUISITION CORP., a Connecticut corporation and a newly formed, wholly owned subsidiary of Parent ("Merger Sub", the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations") and, for the sole purpose of Sections 4.2, 4.3, 5.2, 6.3, 6.5, 6.8, 6.12, 6.18, 6.19, 6.20 and
Article IX, ING GROEP N.V., a corporation organized under the laws of the Netherlands ("ING").


                                    RECITALS

                  WHEREAS, provided that all conditions precedent to the Distribution (as defined below) have been satisfied, immediately prior to the Effective Time (as defined below), the Company and Aetna U.S. Healthcare Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Company ("Spinco"), intend to enter into a distribution agreement in the form of Annex A hereto, with such changes as may be approved by Parent in accordance with
Section 9.2(b) of this Agreement (the "Distribution Agreement"), and to effect the various transactions contemplated thereby and, with the exception of this Agreement, by the other Transaction Agreements (as defined below) (all such transactions being referred to collectively as the "Spin-Off");

                  WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective entities and shareholders to enter into this Agreement and have approved and adopted this Agreement and the merger of Merger Sub with and into the Company (the "Merger", the Spin-Off, the Merger and the other transactions contemplated by the Transaction Agreements sometimes being hereinafter collectively referred to as the "Transaction") upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in making the foregoing determinations, the board of directors of the Company considered, among other things, the interests of the Company's employees, customers, creditors and suppliers, as well as community and societal considerations;

                  WHEREAS, the Company, ING, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Distribution Agreement (this Agreement, the Distribution Agreement and the other agreements and term sheets attached hereto or thereto sometimes being hereinafter collectively referred to as the "Transaction Agreements"); and

                  WHEREAS, for federal income Tax (as defined below) purposes, it is intended that the Transaction will be treated at the shareholder level as an integrated transaction in redemption and disposition of the Company's outstanding capital stock.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                    The Transaction; Closing; Effective Time

                  1.1 The Spin-Off. Provided that all conditions precedent to the Spin-Off have been satisfied, prior to the Effective Time, the Company shall enter into the Distribution Agreement with Spinco, each other Person that will be a party to any Transaction Agreement (other than the Merger Agreement) shall enter into each such Transaction Agreement, and, on the terms and subject to the conditions of the Transaction Agreements, immediately prior to the Effective Time, the Company shall effect, and cause Spinco to effect, the Spin-Off.

                  1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Connecticut Business Corporation Act, as amended (the "CBCA").

                  1.3 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of those conditions and subject to compliance with the provisions of Section 4.2(b) of this Agreement) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

                  1.4 Effective Time. As soon as practicable following the Closing, the Company, Parent and Merger Sub will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and delivered for filing to the Secretary of State of Connecticut as provided in Section 33-819 of the CBCA. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Connecticut or such other time as the parties hereto may agree to specify in the Certificate of Merger (the "Effective Time").


                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

                  2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"); provided, however, that the Charter shall be amended to change the name of the Surviving Corporation to the name of: "Lion Connecticut Holdings Inc.", and as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

                  2.2 The By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"); provided, however, that the By-Laws shall be amended to change the name of the Surviving Corporation to the name of: "Lion Connecticut Holdings Inc.", and as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

                  3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                  3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Prior to the Effective Time, the Company shall cause, by transfer or otherwise, all officers of the Company and its Subsidiaries (as defined below) and Affiliates (as defined below) who will be employees of Spinco or any of its Subsidiaries after the Spin-Off (as contemplated by the Transaction Agreements) to cease their employment with the Company and each of its Subsidiaries and Affiliates, as the case may be, and no replacements shall be elected, appointed or hired for such employees without the approval of Parent.


                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

                  4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company ("Common Stock"), including the associated right to purchase one one-hundredth of a share of Class B Voting Preferred Stock, par value $0.01 per share ("Class B Voting Preferred Stock"), of the Company (each a "Right" and, together with Common Stock, a "Share" or, collectively, the "Shares") issued pursuant to the Rights Agreement, dated as of September 24, 1999, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by or on behalf of ING, Parent, Merger Sub or any other Subsidiary of ING (collectively, the "ING Companies") or Shares that are owned by or on behalf of the Company or any Subsidiary of the Company and in each case not held on behalf of third parties or (ii) Shares ("Dissenting Shares") that are owned by shareholders ("Dissenting Shareholders") exercising dissenter's rights pursuant to Sections 33-855 through 33-872 of the CBCA (each such Share owned by or on behalf of the ING Companies, the Company and any Subsidiary of the Company and each Dissenting Share, an "Excluded Share" and collectively, the "Excluded Shares")) shall be converted into the right to receive an amount in cash per Share equal to (x) $7.70 billion (i) minus the greater of (A) $2.678 billion (which amount shall be reduced by $300 million if the $300 million outstanding principal amount of the 6.75% Notes of Aetna Services, Inc. due 2001 due and payable on August 15, 2001 is repaid in full on such maturity date) and (B) the aggregate principal amount of all Long-Term Debt (as defined below) outstanding as of the Effective Time to any Person (other than obligations for indebtedness set forth in Section 4.1(a)(i) of the Company Disclosure Letter) (such amount being the "Assumed Long-Term Debt

Obligations"), (ii) plus the Net Capital Contribution Amount (positive or negative), (iii) plus the Net Interest Accrual Amount (positive or negative) and
(iv) minus the CityPlace Accrual Amount divided by (y) the aggregate number of outstanding Shares as of the Effective Time (the "Merger Consideration"). At the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate or other similar evidence of ownership of uncertificated Shares (such certificate or similar evidence of ownership of uncertificated Shares being referred to herein as a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration. "Net Capital Contribution Amount" means an amount determined as of the Effective Time for the period after March 31, 2000 until the Effective Time that is equal to the aggregate cash capital contributions (other than Excluded Capital Contributions (as defined below)) made (without duplication) after March 31, 2000 by the Company or Aetna Services, Inc. to Aetna Retirement Services, Inc., Aetna International, Inc. or any of their respective Subsidiaries from among the permitted capital contributions included in Section 4.1(a) of the Company Disclosure Letter minus the amount of any dividends or distributions (other than Excluded Dividends) paid (without duplication) after March 31, 2000 from Aetna Retirement Services, Inc., or Aetna International, Inc. or any of their respective Subsidiaries (other than Subsidiaries that are not Subsidiaries of the Company) to Aetna Services, Inc. (other than any such dividends and distributions paid in respect of the proceeds (after Taxes and transaction expenses incurred in connection therewith) (the "Permitted Sales Proceeds") received from the sale or disposition of (i) Inversiones Mercantile-Aetna C.A. and (ii) the Company's direct or indirect interest in Kwang Hua Securities Investment & Trust Co. and Kwang Hua Securities Investment Consultant Co. Ltd. (the items referred to in clauses (i) and (ii) collectively, the "Permitted Sales")). The term "Long-Term Debt" means indebtedness for borrowed money, the term of which, when incurred, had a maturity date of one year or more, of the Company or any of its Subsidiaries. The term "Excluded Capital Contribution" means any portion of any capital contribution made, directly or indirectly, to Spinco or any of its Subsidiaries. The term "Excluded Dividends" means cash dividends or other cash distributions, funds for which were originally provided by Subsidiaries of Aetna Retirement Services, Inc. or Aetna International, Inc. that are also Subsidiaries of Spinco, net of any Tax cost to any of the Company or its Subsidiaries. The term "Net Interest Accrual Amount" means the amount (positive or negative) equal to the Parent Interest Portion minus the Closing Date Interest Accrual. The term "CityPlace Accrual Amount" means an amount equal to the next aggregate semi-annual lease payment of the Company and its Subsidiaries payable in respect of the the CityPlace building to be made after the Effective Time multiplied by a fraction the numerator of which is the total number of days elapsed since the immediately preceding October 31 or March 30 until the Effective Time and the denominator of which is 180. "Parent Interest Portion" shall mean an amount equal to the amount of interest that would accrue (in a manner consistent with accruals on the Assumed Long-Term Debt Obligations) on $1 billion (one billion dollars) principal amount of indebtedness bearing an annual interest rate of 7.1% from and including April 1, 2000 to the Effective Time. "Closing Date Interest Accrual" shall mean the amount of interest accrued as of the Effective Time in respect of the Assumed Long-Term Debt Obligations.

                  (b) The Merger and the Spin-Off shall be effected such that the shares of Spinco to be distributed in the Spin-Off and the Merger Consideration are distributed or paid, as the case may be, only to the same holder of a share of Common Stock.

                  (c) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by or on behalf of any of the ING Companies or owned by the Company or any Subsidiary of the Company (in each case other than Shares that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (d) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  4.2      Exchange of Cash for Shares.

                  (a) Paying Agent. At or prior to the Effective Time, ING shall cause Parent or an Affiliate of Parent to deposit with First Chicago Trust Company of New York (the "Paying Agent"), for the benefit of the holders of Shares, cash sufficient to pay the aggregate Merger Consideration in exchange for Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Payment Fund").

                  The funds deposited with the Paying Agent shall be invested by the Paying Agent as Parent shall reasonably direct, and any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

                  (b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (and affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or due submission of an affidavit of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate (or submitter of such affidavit, as the case may be) shall be entitled to receive in exchange therefor, a check in the amount (after giving effect to any required Tax withholdings) of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) multiplied by the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender (after giving effect to any required Tax withholding) of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

                  For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined below) or other entity of any kind or nature.

                  (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

                  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be canceled and, provided the Merger Consideration provided thereon has not escheated to the relevant Governmental Entity (as defined below), exchanged for a check (after giving effect to any required Tax withholding) in the proper amount pursuant to this Article IV.

                  (d) Termination of Payment Fund. Any portion of the Payment Fund (including the profit, interest or income from any investments thereof) that remains unclaimed by the holders of Shares (other than Excluded Shares) for one year after the Effective Time shall be returned to Parent or as directed by Parent. Any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of (after giving effect to any required Tax withholdings) the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other

Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings) of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

                  (f) Withholding of Tax. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or any provision of state, local or foreign Tax Law (as defined below). Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holders of Shares in respect of which such deduction and withholding was made.

                  4.3 Dissenters' Rights. Any Person who otherwise would be deemed a Dissenting Shareholder shall not be entitled to receive the Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the CBCA. Each Dissenting Shareholder shall be entitled to receive only the payment determined pursuant to Sections 33-855 through 33-872 of the CBCA with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written dissenters' demands, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters' demands under the CBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any dissenters' demands for payment for Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. If, after the Effective Time, such Dissenting Shareholder fails to perfect, withdraws or loses its right to demand the payment of fair value for its Shares under the CBCA, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration and ING shall cause Parent to promptly thereafter deposit, or cause to be deposited, with the Paying Agent, for the benefit of such Dissenting Stockholder, cash sufficient to pay the aggregate Merger Consideration in exchange for all such Shares.


                                    ARTICLE V

                         Representations and Warranties

                  5.1 Representations and Warranties of the Company. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission (the "SEC") on February 29, 2000 (the "1999 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on April 27, 2000 (the "First 2000 10-Q"), the Company's Annual Proxy Statement on Schedule 14A, filed with the SEC on March 22, 2000, or as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 5.1. All representations and warranties contained in this Agreement which are made as to Joint Ventures (as defined below) or any other joint ventures shall be made only as to the actual knowledge of those people set forth on Section 5.1 of the Company Disclosure Letter.

                  (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries (as defined below) and Joint Ventures and Spinco is an entity duly organized, validly existing and in good standing (or relevant state or foreign law equivalent) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except (A) to the extent such qualifications to do business include the possession of insurance, reinsurance or healthcare licenses, which are addressed in Section 5.1(a)(ii) below and (B) where the failure to be so organized, qualified or in good standing (or relevant state or foreign law equivalent), or to have such power or authority is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other comparable governing instruments of the Company and each of the Subsidiaries and Joint Ventures of the Company set forth in Section 5.1(a)(i)(A) of the Company Disclosure Letter. Such certificates of incorporation and by-laws or other comparable governing instruments of the Company, Spinco, each of the Joint Ventures and each of the Subsidiaries listed in Section 5.1(a)(i)(A) of the Company Disclosure Letter so delivered are in full force and effect. Section 5.1(a)(i)(B) of the

Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list of (x) each Subsidiary and Joint Venture of the Company and
(y) each jurisdiction where the Company and each of such Subsidiaries and Joint Ventures is organized.

                  As used in this Agreement, the term (x) "Subsidiary" means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries; provided, however, that except in the context of references in Section 5.1(e)(iii) to consolidated financial statements of the Company and its Subsidiaries, (A) no member of the Spinco Group (as defined in the Distribution Agreement) shall be deemed to be a Subsidiary, Joint Venture or "Affiliate" (as defined in Rule 12b-2 under the Exchange Act) of the Company, (B) each member of the Spinco Group (other than Spinco) shall be deemed to be a Subsidiary only of Spinco and not a member of the Aetna Group (as defined in the Distribution Agreement), (C) no member of the Aetna Group shall be deemed to be a Subsidiary, Joint Venture or Affiliate of Spinco or member of the Spinco Group and (D) each member of the Aetna Group (other than the Company) shall be deemed to be a Subsidiary only of the Company and not a member of the Spinco Group, and (y) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries and Joint Ventures taken as a whole, except to the extent that such adverse effect results from (A) general economic conditions or changes therein in any one or more countries, (B) financial market fluctuations or conditions in any one or more countries, (C) adverse economic, currency or regulatory changes or effects in or affecting the financial services industry, insurance industry or asset management industry in any one or more countries or (D) the announcement of the transactions contemplated herein. Notwithstanding the foregoing, the parties hereto acknowledge and agree that in no event shall any matter that is or would be a Spinco Group Liability (as such term is defined in the Distribution Agreement) constitute or give rise to, in whole or in part, a Company Material Adverse Effect.

                  (ii) The Company and its Subsidiaries (i) conducts its domestic insurance and reinsurance operations exclusively through Aetna Life Insurance and Annuity Company and Aetna Insurance Company of America (the "U.S. Retained Insurance Companies") and (ii) conducts its international insurance, reinsurance and health care operations through those Subsidiaries, Joint Ventures and joint ventures set forth in Section 5.1(a)(ii)(A) of the Company Disclosure Letter (the "International Retained Insurance Companies" and, together with the U.S. Retained Insurance Companies, the "Retained Insurance Companies"). Section 5.1(a)(ii)(B) of the Company

Disclosure Letter sets forth the jurisdictions where the Retained Insurance Companies are domiciled or "commercially domiciled" and licensed to do an insurance or reinsurance or healthcare business for insurance regulatory purposes. Each of the Retained Insurance Companies is (A) duly licensed or authorized to engage in the business conducted by it (including, without limitation, as a healthcare company, an insurance company or, where applicable, a reinsurer) in its jurisdiction of organization, (B) duly licensed or authorized as a healthcare company, an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (C) duly authorized in its jurisdiction of organization and each other applicable jurisdiction to engage in or write each line of business reported as being written in the Company SAP Statements (as defined below) (in the case of U.S. Retained Insurance Companies) or (in the case of International Retained Insurance Companies) comparable report, except, in the case of each of clauses (A) through (C), where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company and each of the Retained Insurance Companies have made all required filings under applicable Insurance Laws (as defined below) except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (iii) Joint Ventures. Section 5.1(a)(iii)(A) of the Company Disclosure Letter sets forth a list of each of the Company's and its Subsidiaries' Joint Ventures. With respect to each of those Joint Ventures so indicated in Section 5.1(a)(iii) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of all agreements among Joint Venture parties with respect to the Joint Venture and all governing instruments and amendments thereto with respect to each Joint Venture. With respect to each of the Joint Ventures, the Company has made available to Parent correct and complete copies of all agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party which (i) have affected or are reasonably likely to affect the ability, if any, of Parent to direct and control such entity's business operations after consummation of the Merger and the other transactions contemplated in the Transaction Agreements or (ii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by ING, the Company or any of their respective Subsidiaries therein, or any other future material liabilities or obligations in respect thereof of ING, the Company or any of their respective Subsidiaries. With respect to the joint ventures of the Company and its Subsidiaries that are not Joint Ventures: (A) neither the Company nor any of its Subsidiaries or Joint Ventures is liable for any material obligations or material liabilities of any such joint ventures, (B) neither the Company nor any of its Subsidiaries or Joint Ventures is obligated to make any loans or capital contributions to, or to undertake any guarantees or obligations with respect to, such joint ventures, (C) none of such joint ventures own any assets that are material to the continued conduct of the business of the Company and its Subsidiaries and Joint Ventures, taken as a whole, substantially as it is presently conducted, (D) neither the Company nor any of its Subsidiaries or Joint Ventures is subject to any limitation on its right to compete or any material limitation on its right to otherwise conduct its business by reason of any agreement relating to such joint venture and (E) each joint venture is in material compliance with all Laws of all Governmental Entities. As used herein, "Joint Venture" shall mean those direct or indirect joint ventures of the Company or any of its Subsidiaries (i) that are not otherwise direct or indirect Subsidiaries of the Company and (ii) in which the Company or any of its Subsidiaries as of the date of this Agreement have invested, or made commitments to invest, $25 million or more, but "Joint Venture" and "joint venture" shall not include any entities whose securities are held solely for passive investment purposes by the Company or any of its Subsidiaries. Section 5.1(a)(iii)(B) of the Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company and its Subsidiaries that is not a Joint Venture.

                  (b) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, of which 141,149,275 shares of Common Stock were outstanding as of the close of business on June 30, 2000, 15,000,000 shares of Class A Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding, 15,000,000 shares of Class B Voting Preferred Stock, of which no shares are outstanding, 15,000,000 shares of Class C Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding, and 15,000,000 shares of Class D Non-Voting Preferred Stock, par value $0.01 per share, of which no shares are outstanding (the Class A Voting Preferred Stock, the Class B Voting Preferred Stock, the Class C Voting Preferred Stock and the Class D Non-Voting Preferred Stock sometimes being referred to herein as the "Preferred Stock"). Since June 30, 2000 to the date hereof, no Shares have been issued except in the ordinary course of business, including, without limitation, pursuant to stock option exercises. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock or Preferred Shares reserved for or otherwise subject to issuance, except that, as of the date hereof, there were (i) 22,179,682 shares of Common Stock reserved for issuance pursuant to those plans identified as Stock Plans in Section 5.1(b) of the Company Disclosure Letter (collectively, the "Stock Plans"), (ii) 1,673,145 shares of Class B Voting Preferred Stock reserved for issuance pursuant to the Rights Agreement, (iii) 3,200,000 shares of Common Stock reserved for issuance pursuant to the Share Exchange and Registration Rights Agreement dated as of December 17, 1999, between the Company and Citibank, N.A. and (iv) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Certificate dated August 6, 1999 representing Stock Appreciation Rights to purchase shares of Common Stock of the Company, issued to The Prudential Insurance Company of America. The Company has provided to Parent a correct and complete list of the aggregate outstanding options, as of the date of this Agreement, to purchase Shares under the Stock Plans (each a "Company Option"), including the date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").

                  (c) Corporate Authority; Approval and Fairness. (i) The Company has, and Spinco will have prior to the Effective Time, all requisite corporate power and authority and the Company has, and Spinco will have prior to the Effective Time, taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Agreements to which it is or will be a party and to consummate, on the terms and subject to the conditions of the Transaction Agreements, the transactions contemplated hereby and thereby, subject only to approval of this Agreement and the transactions contemplated hereby by the holders of at least two-thirds of the outstanding shares of Common Stock (the "Company Requisite Vote"). Each Transaction Agreement to which the Company or Spinco is or will be a party, when executed by such party, will be a valid and binding agreement of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to the rights of creditors of insurance companies generally and to general equity principles (the "Bankruptcy and Equity Exception").

                  (ii) The board of directors of the Company (A) has, and, in the case of Spinco, the Board of Directors of Spinco will have prior to the Effective Time, unanimously approved the Transaction Agreements and the transactions contemplated hereby and (B) has declared that this Agreement and the transactions contemplated hereby, taken as a whole, are fair to, advisable and in the best interests of the holders of shares of Common Stock. In taking such action, the Board of Directors of the Company considered, among other things, the interests of the Company's employees, customers, creditors and suppliers as well as community and societal considerations. The board of directors of the Company has also has received the opinions of its financial advisors, Donaldson Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., to the effect that the consideration to be received by the holders of shares of Common Stock in the Merger is fair from a financial point of view to the holders of shares of Common Stock.

                  (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications, expiry of waiting periods and/or notices (A) pursuant to Section 1.4, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) under any foreign competition laws, (D) under the Exchange Act, the Securities Act (in each case as defined below) and other securities laws, (E) under the Investment Company Act of 1940, as amended (the "1940 Act"), (F) under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (G) with the NYSE (as defined below), (H) with the National Association of Securities Dealers, Inc. (the "NASD"), (I) with applicable foreign, federal and state regulatory authorities governing insurance and healthcare (including, but not limited to, the Commissioners or Superintendents, as the case may be, of Insurance of Connecticut and Florida) (the "Insurance and Healthcare Authorities"), (J) in respect of certain undertakings made by the Company to the Insurance and Healthcare Authorities of the States of Florida and California, (K) with federal and state regulatory authorities governing banking (including, but not limited to, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Connecticut Banking Department, and the Office of the Comptroller of the Currency), insurance premium finance, commercial collections, leasing, consumer finance, financial services, investment services, commercial finance and mortgage lending or servicing (the "Banking Authorities"), (L) with the Department of Labor, (M) with applicable foreign and federal regulatory authorities governing foreign investments, (N) with applicable foreign regulatory authorities governing the management of pension plans, (O) with applicable state regulatory authorities governing investments advisors, (P) with the Pension Benefit Guaranty Corporation (the "PBGC") (Q) required to be obtained from any Governmental Entity (as defined below) in its capacity as a customer of the Company, Spinco or any of their Subsidiaries or any Joint Ventures and (R) with the IRS in connection with certain transfers contemplated by the Employee Benefits Agreement (as defined below), no notices, reports or other filings are required to be made by the Company, Spinco or any of their Subsidiaries or any Joint Ventures with, nor are any consents, registrations, approvals, permits, applications, expiry of waiting periods or authorizations required to be obtained by the Company, Spinco or any of their Subsidiaries or any Joint Ventures from, any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity (each, a "Governmental Entity"), in connection with the execution and delivery of the Transaction Agreements by the Company and Spinco and the consummation by the Company and Spinco of the Merger, the Spin-Off and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions contemplated by the Transaction Agreements.

                  (ii) The execution, delivery and performance of each Transaction Agreement by the Company (and in the case of the Distribution Agreement, Spinco) does not, and the consummation by the Company (and in the case of the Distribution Agreement, Spinco) of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in
(A) a breach or violation of, or a default under, the certificate or by-laws of Spinco or the Company or the comparable governing instruments of any of the Company's or Spinco's Subsidiaries or any Joint Ventures, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures (with or without notice, lapse of time or both) pursuant to, any agreement, lease, non-governmental license, contract, treaty, note, mortgage, indenture, non-governmental franchise, non-governmental permit, concession, arrangement or other non-governmental obligation ("Contracts") binding upon Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures or, assuming compliance with the matters referred to in Section 5.1(d)(i), any Law (as defined below), or any governmental or non-governmental permit, franchise or license to which Spinco, the Company or any of the Company's or Spinco's Subsidiaries or any Joint Ventures is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements. The payment of the Merger Consideration in the Merger and distribution of the shares of Spinco to be distributed in the Spin-Off only to the same holder of a share of Common Stock (as described in Section 4.1(b) of this Agreement) is capable of being effected in accordance with Law.

                  (e) Statutory Reports; Company Reports; Financial Statements.
(i) Since January 1, 1997, each of the Retained Insurance Companies has filed all annual or quarterly statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is, or was for the period of time covered by the filing, domiciled or "commercially domiciled" on forms prescribed or permitted by such authority (in the case of U.S. Retained Insurance Companies and Aetna Life Insurance Company of America ("ALICA"), collectively, the "Company SAP Statements", and in the case of International Retained Insurance Companies, other than immaterial International Retained Insurance Companies, collectively the "Foreign Company

Statements"). The Company has delivered or made available to Parent all Company SAP Statements and all Foreign Company Statements, in each case for the year ended December 31, 1999 each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory agency. Since January 1, 1997, the financial statements included in the Company SAP Statements and Foreign Company Statements for the periods from and after January 1, 1997, including the notes thereto, have been prepared in accordance with statutory or other applicable accounting practices prescribed or permitted by applicable regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly in all material respects the respective statutory financial positions and results of operations of each of the Retained Insurance Companies as of their respective dates and for the respective periods presented therein. The Company SAP Statements and Foreign Company Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Company SAP Statements or Foreign Company Statements by the applicable insurance regulatory body or other Governmental Entity. Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements and Foreign Company Statements , to the extent applicable, comply in all material respects with all applicable Insurance Laws (as defined below) with respect to admitted assets and are in an amount at least equal to the minimum amounts required by applicable Insurance Laws. The statutory balance sheets and statements of income, changes in financial position and cash flow included in the Company SAP Statements for 1999 have been audited by KPMG LLP and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. To the extent the balance sheets and statements of income, changes in financial position and cash flow included in the Foreign Company Statements for 1999 have been audited, the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered to Parent true and complete copies of all examinations and market conduct reports or other comparable examinations or reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Retained Insurance Companies.

                  (ii) The Company has filed with the SEC each registration statement, report, proxy statement or information statement required to be filed by it since January 1, 1997, including the 1999 10-K and the First 2000 10-Q, each in the form, when filed (or if amended, as of the date of such amendment) (including exhibits, annexes and any amendments thereto), promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, with any other filings made with the SEC since January 1, 1997, and including any such registration statements, reports, proxy statements and information statements filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

                  (iii) Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included in the Company Reports (including any related notes and schedules) fairly presents in all material respects, or will fairly present in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                  (iv) Section 5.1(e)(iv) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheet of Spinco and its Subsidiaries as of March 31, 2000, together with the related unaudited consolidated statement of income for the three-month period then ended, and the unaudited pro forma consolidated statement of income of Spinco and its Subsidiaries for the year ended December 31, 1999. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the Balance Sheet Date or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company Reports. Such balance sheet fairly presents in all material respects the consolidated financial position of Spinco and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income, fairly presents in all material respects the results of operations of Spinco and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end audit adjustments that will not be material in amount or effect). The accounts reflected in the unaudited pro forma consolidated financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its

Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

                  (v) Section 5.1(e)(v) of the Company Disclosure Letter contains the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000, together with the related unaudited consolidated statement of income, for the three-month period then ended, and the unaudited pro forma consolidated statement of income of the Company and its Subsidiaries for the year ended December 31, 1999. Such statements present information as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the Balance Sheet Date or, with respect to the income statements, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of the period presented. Such statements are based on, and should be read in conjunction with, the historical consolidated financial statements included in the Company Reports. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) on such date, and each such consolidated statement of income fairly presents in all material respects the results of operations of the Company and its Subsidiaries for the periods set forth therein, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Transaction Agreements) as of the beginning of such period (subject to notes and normal year-end audit adjustments that will not be material in amount or effect). The accounts reflected in the unaudited pro forma financial statements referred to in this subsection have been prepared in accordance with GAAP on a basis consistent with the historical audited consolidated financial statements of the Company and its Subsidiaries (including Spinco and its Subsidiaries) and were prepared in accordance with the requirements of SEC Regulation S-X as it relates to pro forma financial statements.

                  (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof or as expressly contemplated by the Transaction Agreements or Section 6.1 hereof, since March 31, 2000 (the "Balance Sheet Date"), the Company and its Subsidiaries and Joint Ventures have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with prior practice and since the Balance Sheet Date there has not been (i) any Company Material Adverse Effect or any development or combination of developments of which the Company has knowledge (as such phrase is defined below) that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries or Joint Ventures, whether or not covered by insurance, which is reasonably likely to have a Company Material Adverse Effect; (iii) any change by the Company or any of its Subsidiaries in accounting principles, practices or methods, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or Aetna Retirement Services, Inc. or Aetna International, Inc., except for dividends or other distributions on the capital stock of the Company publicly announced prior to the date hereof and except for regularly scheduled quarterly cash dividends on the Company's capital stock; (v) any material addition, or any development involving a prospective material addition, to the Company and its Subsidiaries' consolidated reserves for future insurance policy benefits or other insurance policy claims and benefits other than as a result of new business produced in the ordinary course of business since the Balance Sheet Date and except to the extent relating solely to any member of the Spinco Group; (vi) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices or principles of any Retained Insurance Company, except as may be appropriate to conform to changes in statutory or regulatory accounting or actuarial rules or generally accepted accounting or actuarial principles or regulatory requirements with respect thereto; (vii) any amendment of any of the Compensation and Benefit Plans (as defined below) other than amendments in the ordinary course of business consistent with prior practice; (viii) any granting by the Company or any of its Subsidiaries to any of the 20 highest paid employees (by base salary) of the Company (each a "Designated Person" and collectively, the "Designated Persons") of any increase in compensation, except
(A) for increases in the ordinary course of business consistent with prior practice, (B) as was required under employment agreements in effect as of the Balance Sheet Date or (C) in connection with a promotion; (ix) any granting by the Company or any of its Subsidiaries to any Designated Person of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) as was required under any employment, severance or termination agreement in effect as of the Balance Sheet Date or (D) in connection with a promotion; (x) any entry by the Company or any of its Subsidiaries into any new severance or termination agreement with any Designated Person, except (A) for obligations which have been satisfied prior to the date hereof, (B) new severance or termination obligations in the ordinary course of business consistent with prior practice in any one case not in excess of $100,000, (C) in connection with a promotion or (D) any new severance or termination agreement entered into at Parent's request or with Parent's consent; (xi) except in the ordinary course of business consistent with past practices, any material Tax election made by the Company or any of its Subsidiaries or any material changes of the Company or any of its Subsidiaries' methods of accounting for federal income Tax purposes or (xii) any transfer or transaction that would have been prohibited by Section 6.1(l) had it been in effect since March 31, 2000; provided, however, that the limitations of clauses (vii) through (x) of this
Section 5.1(f) shall not apply to any actions taken in respect of any individual who, after giving effect to the Spin-Off, will be an executive officer, director or employee of Spinco or any of its Subsidiaries (an "Excluded Employee") if such actions do not adversely affect the Company and its Subsidiaries and such limitations shall not apply to any actions taken in respect of any other individual so long as any liabilities resulting from such actions are the responsibility of Spinco or any of its Subsidiaries (after giving effect to the Transaction Agreements). For purposes of the proviso to this Section 5.1(f), an action will not be considered to adversely affect the Company and its Subsidiaries if (i) the action is taken with respect to an Excluded Employee whose employment arrangements expressly provide that, upon consummation of the Spin-Off, any and all claims of such Excluded Employee with respect to employment shall be brought only against Spinco or any of its Subsidiaries and shall not be brought against the Company or any of its Subsidiaries or (ii) if the aggregate liability for the action (other than an action described in the foregoing clause (i)), together with the aggregate liability for all actions other than those described in the foregoing clause
(i), determined in each case without regard to the Transaction Agreements, is less than $10 million.

                  (g) Litigation and Liabilities. (i) Except as disclosed in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against Spinco, the Company, their respective Subsidiaries, any of the Joint Ventures or any of their respective properties or assets except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements.

                  (ii) Set forth in Section 5.1(g)(ii) of the Company Disclosure Letter is a complete list, as of the date hereof, of all civil, criminal or administrative actions, suits, claims (other than individual customer complaints which are received in the ordinary course of business, consistent with past practices, and as to which no suit, action or arbitration has been commenced), hearings, investigations or proceedings pending, or, to the actual knowledge of the people set forth in Section 5.1(g)(ii) of the Company Disclosure Letter, threatened, against the Company and its Subsidiaries (other than Aetna International, Inc. and its Subsidiaries, the "International Entities"), any Joint Ventures and any joint ventures of the Company or their properties or assets.

                  (iii) Set forth in Section 5.1(g)(iii) of the Company Disclosure Letter is a complete list, as of the date hereof, of each civil, criminal or administrative actions, suits, claims (other than individual customer complaints which are received in the ordinary course of business, consistent with past practices, and as to which no suit, action or arbitration has been commenced), hearings, investigations or proceedings pending, or, to the actual knowledge of the people set forth in Section 5.1(g)(iii) of the Company

Disclosure Letter, threatened, against the International Entities and the Joint Ventures or their properties or assets, as to which, in each case, it is reasonably likely to expect potential damages resulting therefrom to exceed $500,000, net of applicable insurance and reserves.

                  (iv) As of the date hereof, there is no litigation against any member of the Spinco Group which, net of applicable insurance and reserves with respect thereto, is reasonably likely to result in liability for amounts which would be material to the financial condition of Spinco.

                  (v) Except for those obligations and liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the 1999 10-K or the First 2000 10-Q and for obligations and liabilities incurred in the ordinary course of business consistent with prior practice since March 31, 2000, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities of any nature whatsoever, whether absolute, accrued, contingent, known, unknown or otherwise and none of the Joint Ventures has incurred any obligation or liabilities of any nature whatsoever, whether absolute, accrued, contingent or otherwise and, in each case, whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or statutory or other applicable accounting principles, including those relating to matters involving any Environmental Law (as defined below), or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates or Joint Ventures, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the transactions contemplated by the Transaction Agreements. As used in the Agreement, each of the phrases (i) "of which the Company has knowledge", (ii) "knowledge of the Company" and (iii) "the Company has no knowledge" means the actual knowledge of those people set forth on
Section 5.1(g)(v) of the Company Disclosure Letter.

                  (h) Employee Benefits. (i) A true and complete copy of each material employment benefit and compensation plan, Contract, policy or arrangement, including each "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, incentive, deferred compensation, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation rights, stock based, termination and severance plan, Contract, policy or arrangement that covers employees, directors, agents, consultants, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the

Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter. Except as provided in the Transaction Agreements, neither the Company nor any of its Subsidiaries has any commitment, oral or written, to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in a material respect.

                  (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Code and ERISA, and all required filings and disclosures with respect to any Compensation and Benefit Plan have been timely made. More specifically, the Company and the Compensation and Benefit Plans have at all times complied with Section 407 of ERISA with respect to the holding and acquiring of "employer securities" and "qualifying employer securities" as defined under ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Plan"), has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from Tax under Section 501(a) of the Code) from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Revenue Procedure 93-39), and the Company is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries nor Spinco nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that, assuming the Taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                  (iii) There is no material liability under Subtitle C or D of Title IV of ERISA that has been incurred which has not been satisfied and no such material liability is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (such entity an "ERISA Affiliate" and such plan an "ERISA Affiliate Plan"). The Company and its Subsidiaries have not incurred any material withdrawal liability that has not been satisfied and the Company does not expect that they will incur any such material withdrawal liability with respect to any multiemployer plan under Subtitle E to Title IV of ERISA. Neither the Company, its Subsidiaries nor any ERISA Affiliate has contributed, or been obligated to contribute, to a

"multiemployer plan" within the meaning of Section 3(37) of ERISA within the last six calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof or, except in respect of the transactions contemplated by the Transactions Agreements, will be required to be filed in connection with the transactions contemplated by the Transaction Agreements. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

                  (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan as of the date hereof have been timely made in accordance with such terms and applicable Law and/or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor its Subsidiaries or ERISA Affiliates nor Spinco nor its Subsidiaries or ERISA Affiliates (x) has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code or (y) has taken any action, or omitted to take any action, that has resulted, or is reasonably likely to result, in the imposition of a lien under Section 412(a) of the Code or pursuant to ERISA.

                  (v) Under each Pension Plan which is a single-employer plan and ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and as of the date hereof, there has been no material adverse change in the financial condition of such Plan nor any amendment or other change to such Plan that would materially increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (vi) Except as required by applicable Law, by the Transaction Agreements or pursuant to individual agreements, neither the Company nor any of its Subsidiaries or ERISA Affiliates have any obligations for retiree health and life benefits under any Compensation and Benefit Plan. No action taken by the Company or its Subsidiaries or Spinco or its Subsidiaries alters the Company's or its Subsidiaries' ability to amend or terminate any retiree health or life plan in accordance with the written terms of such plan.

                  (vii) The consummation of the Merger and the other transactions contemplated by the Transaction Agreements will not, without any other action (w) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (x) accelerate the time of payment or vesting or trigger any payment of compensation or benefits or the funding of any trust under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or
(y) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

                  (viii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided or made available to Parent true and complete copies of (i) the most recent Form 5500 filed with the IRS; (ii) the most recent actuarial report and financial statement; (iii) the most recent summary plan description; (iv) the forms filed with the PBGC (other than for premium payments) since January 1, 1998; (v) the most recent determination letter issued by the IRS; (vi) any Form 5310 or Form 5330 filed with the IRS; and (vii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (ix) From March 31, 2000 through the date hereof, no (i) Designated Persons or (ii) other employees of Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company), Joint Ventures or joint ventures have been transferred to or from the Company, Spinco, any of their respective Subsidiaries or joint ventures or Aetna Services, Inc., other than transfers of such other employees identified in clause (ii) in the ordinary course of business consistent with past practices.

                  (i) Compliance with Laws; Permits. (i) The business and operations of the Company and its Subsidiaries and Joint Ventures have been conducted in compliance with all applicable foreign, federal, state and local Laws regulating the business and products of insurance, reinsurance and healthcare and all applicable orders and directives of Insurance and Healthcare Authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations conducted by or on behalf of Insurance and Healthcare Authorities (including federal authorities with respect to health maintenance organization and other health and workmen's compensation products and variable insurance and annuity products) (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the preceding sentence, except where the failure to do so is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse

Effect, each of the Company and its Subsidiaries and Joint Ventures and, to the knowledge of the Company as of the date hereof, its Agents (as defined below), have marketed, administered, sold and issued insurance, reinsurance, healthcare and annuity products and guaranteed investment contracts in compliance with all applicable Insurance Laws, including (A) all applicable prohibitions against withdrawal of business lines and "redlining", (B) all applicable requirements relating to the disclosure of the nature of insurance and/or annuity products as policies of insurance or annuities, as the case may be, (C) all applicable requirements relating to insurance and/or annuity product projections and illustrations and (D) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products, healthcare products and guaranteed investment contracts. In addition, (X) there is no pending or, to the knowledge of the Company, threatened charge by any Insurance and Healthcare Authority that the Company or any of its Subsidiaries or Joint Ventures has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Insurance and Healthcare Authority with respect to possible violations of any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; (Y) none of the Company or any of its Subsidiaries or Joint Ventures is subject to any order or decree of any Insurance and Healthcare Authority relating specifically to such Person (as opposed to insurance companies generally) which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and (Z) the Company and its Subsidiaries and Joint Ventures have filed all reports required to be filed with any Insurance and Healthcare Authority as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of Spinco, the Company and the Company's Subsidiaries and Joint Ventures have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions contemplated by the Transaction Agreements. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or Joint Ventures which would be reasonably likely to have a Company Material Adverse Effect is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no change is required in the Company's or any of its Subsidiaries' or Joint Ventures' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date hereof other than any such failure to make changes or non-compliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Spinco, the Company and the Company's Subsidiaries and Joint Ventures each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or Spinco to consummate the Merger and the other transactions contemplated by the Transaction Agreements. None of the Company's Subsidiaries which is a registered broker-dealer has entered into or is subject to a restrictions letter agreement or similar agreement or decree with the NASD as of the date hereof.

                  (j) Takeover Statutes. No restrictive provision of any "fair price," "moratorium", "control share acquisition", "interested shareholder" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any restrictive provision of any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at or following the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by the Transaction Agreements.

                  (k) Environmental Matters. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse
Effect:

                  (i) the Company and its Subsidiaries and Joint Ventures have at all times been in compliance with all Orders (as defined below) of any Governmental Entity and all Laws, in each case related to any Environmental Law (as defined in the Distribution Agreement);

                  (ii) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of the Company or any of its Subsidiaries or Joint Ventures, including but not limited to the on-site or off-site disposal, presence or release of or exposure to any chemical substance, product or waste or any other condition or circumstance which has resulted in or could reasonably be expected to give rise to: (a) liabilities, fines, penalties, costs, capital expenditures or obligations for any violation, noncompliance, cleanup, remediation, disposal or corrective action under any Environmental Law or (b) claims arising for personal injury, property damage, or damage to natural resources; and

                  (iii) neither the Company nor any of its Subsidiaries or Joint Ventures has (a) received any notice of noncompliance with, violation of, or liability or potential liability relating to any Environmental Law or (b) entered into any consent decree, agreement or order or is subject to any order of any court or governmental authority or tribunal or any indemnity with any third party relating to any Environmental
Law or relating to the cleanup of any hazardous materials contamination.

                  (l) Taxes. (i) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time (to the extent validly received) within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) all Taxes (as defined below) owed (whether or not shown on any Tax Return) have been paid when due, including any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has covered a Tax period that has not yet expired. Except as are not reasonably likely to have a Company Material Adverse Effect, (A) there are not any pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability and
(C) there are no Tax liens against the Company or any of its Subsidiaries except for liens for Taxes not yet due or Taxes being contested in good faith. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1995, 1996, 1997 and 1998. Neither the Company nor any of its Subsidiaries is a party to any Tax Allocation Agreement that is material to the determination of a Tax of the (i) Company and its Subsidiaries, or (ii) Spinco and its Subsidiaries.

                  As used in this Agreement, (y) "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means (i) all federal, state, local and foreign income, profits, franchise, premium, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company and each of its subsidiaries to a Tax Authority is determined or taken into account with reference to the liability of any other Person (including, e.g., liability under Treasury Regulation 1.1502-6 or similar liability under any other Law), and (iii) any liability for the payment of any amount as a result of being party to any Tax Allocation Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation). "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

                  "Tax Allocation Agreement" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the principal purpose of determining any Person's Tax liability.

                  "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Entity or Person responsible for the administration of any Tax Laws.

                  (ii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect,
(A) the Tax treatment under the Code of all Retained Insurance Contracts (as defined below) is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the Tax treatment under the Code for which such Retained Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase, except for changes resulting from changes to the Code which do not affect such Retained Insurance Contracts due to the effective date thereof, (B) each hardware, software and firmware product used by the Retained Insurance Companies to maintain such Retained Insurance Contracts' qualification for the Tax treatment under the Code for which such Retained Insurance Contracts qualified or purported to qualify at the time of their issuance or purchase is and at all relevant times has been properly designed and implemented to maintain such qualification, (C) each annuity contract issued by the Retained Insurance Companies qualifies as an annuity contract under Section 72 of the Code, (D) each life insurance policy which is a Retained Insurance Contract qualifies as a life insurance contract for federal income Tax purposes and any such policy which is a modified endowment contract under Section 7702A of the Code (each, a "MEC") has been marketed as such at all relevant times or the policyholder otherwise has consented to such MEC status and (E) each of the Retained Insurance Companies is and at all times has been the owner for federal income Tax purposes of the assets in any segregated asset account underlying or supporting each variable annuity contract and each variable insurance policy issued by it; provided, however, that for purposes of this sentence and Section 5.1(l)(iv), (A) the term Retained Insurance Companies shall include only Aetna Life Insurance & Annuity Company and Aetna Insurance Company of America and (B) the term Retained Insurance Contracts shall not include any contracts issued by any Person other than the Retained Insurance Companies, as modified by clause
(A) of this proviso.

                  (iii) Except for situations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Fund Client (as defined below) has elected to qualify and, for all Taxable years that an Advisory Entity (as defined below) served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open Taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code and has continuously been eligible to compute, and has for each such Taxable year computed, its federal income Tax under Section 852 of the Code and has no earnings and profits accumulated in any Taxable year. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Fund Client that is intended to be a Tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein. At the Closing Date, all Tax Returns with respect to any Taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which an Advisory Entity has served as investment adviser that were or are required to be filed on or before such date by or on behalf of a Fund Client were or shall have been filed and were or shall be complete and correct and all federal and other Taxes, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Fund Clients is delinquent in the payment of any material Tax assessment or governmental charge.

                  (iv) In providing recordkeeping and administrative services in the ordinary course of business consistent with prior practice with respect to customers' insurance products, whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any Retained Insurance Contracts issued, assumed, modified, exchanged or sold by a Retained Insurance Company as of the Closing Date, each Retained Insurance Company is in compliance with the applicable administrative requirements of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA, except in each case for those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (m) Labor Matters. Neither the Company nor any of its Subsidiaries or Joint Ventures is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries or Joint Ventures the subject of any material proceeding asserting that the Company or any of its Subsidiaries or Joint Ventures has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries or Joint Ventures. The parties acknowledge and agree that this representation and warranty is made only with respect to employees of the Company and its Subsidiaries and Joint Ventures who are not Excluded Employees.

                  (n) Insurance. All material fire and casualty, general liability, directors' and officers', errors and omissions and product liability insurance policies maintained by or on behalf of the Company or any of its Subsidiaries or Joint Ventures are with reputable insurance carriers and provide insurance coverage reasonably customary or adequate for the operation of their respective businesses, except for any such failures to maintain insurance policies that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries and Joint Ventures have given notice to insurance carriers of all material claims that may be covered, and, with respect to claims in excess of $1,000,000, the Company and its Subsidiaries and Joint Ventures have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (o) Intellectual Property. (i) After giving effect to the Spin-Off and the related transactions, the Company and each of its Subsidiaries and Joint Ventures will own, or will be licensed or will otherwise possess legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, and tangible or intangible proprietary information or materials ("Intellectual Property") that is used in the business of the Company and its Subsidiaries and Joint Ventures as currently conducted ("Company Intellectual Property Rights"), except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the Company all material patents, trademarks, trade names, service marks and copyrights held by the Company and its Subsidiaries and Joint Ventures are valid and subsisting.

                  (ii) Except as is not reasonably likely to have a Company Material Adverse Effect:

                  (A) neither the Company nor Spinco nor their respective Subsidiaries is, nor will any of them be as a result of the execution and delivery of the Transaction Agreements or the performance of its obligations hereunder and thereunder, in violation of any licenses, sublicenses and other agreements as to which it is a party and pursuant to which the Company and its Subsidiaries and Joint Ventures is authorized to use any third-party Intellectual Property;

                  (B) the Company and its Subsidiaries have not received any notice of any bona fide claims (I) to the effect that the Company or any of its Subsidiaries or Joint Ventures is infringing on any copyright, patent, trademark, trade name, service mark or trade secret, (II) against the use by the Company or any of its Subsidiaries or Joint Ventures of any Intellectual Property used in the business of the Company or any of its Subsidiaries or Joint Ventures as currently conducted or as proposed to be conducted or (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; and

                  (C) to the knowledge of the Company, the Company Intellectual Property does not infringe the intellectual property rights of any third party and there is no infringement of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries or Joint Ventures.

                  (p) Rights Plan. (i) The board of directors of the Company and the Company have taken all necessary action to render the Rights Agreement inapplicable to the Merger, the Spin-Off and the other transactions contemplated by the Transaction Agreements.

                  (ii) The Company has, or prior to the Effective Time will have, taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

                  (q) Brokers and Finders. Neither the Company, nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements, except that the Company has employed Donaldson Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. as its financial advisors. The fees and expenses of Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette Securities Corporation shall be paid by Spinco and after the Spin-Off, the Company will have no liability or obligation to such firms arising out of their engagement with the Company.

                  (r) Insurance Business. (i) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all policies, binders, slips, certificates, guaranteed investment contracts, annuity contracts and participation agreements and other agreements of insurance and reinsurance and healthcare products, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Retained Insurance Companies (the "Retained Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto. Premium rates established by the Retained Insurance Companies that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto, except where the failure to be so filed or approved, or to so conform or comply, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (ii) To the knowledge of the Company as of the date hereof, each insurance agent, third party administrator, manager, marketer, underwriter, broker, reinsurance intermediary and distributor (each an "Agent"), at the time such Agent wrote, sold, produced or managed business for any Retained Insurance Company was duly licensed (for the type of business written, sold, produced or managed) and no such Agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or management of business for any Retained Insurance Company, except for such failures to be licensed or such violations which have been cured, which have been resolved or settled through agreements with applicable Governmental Entities or which are barred by an applicable statute of limitations, or that have not had or are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (iii) Prior to the date hereof, the Company has made available to Parent a true and correct copy of each material Contract between any Retained Insurance Company and any reinsurance intermediary and of each material pooling agreement to which a Retained Insurance Company is a party.

                  (iv) Prior to the date hereof, the Company has made available to Parent a true and complete copy of any actuarial reports prepared by independent actuaries with respect to reserve adequacy of any Retained Insurance Company or any of its Subsidiaries since December 31, 1997, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, the information and data furnished by the Company or any Retained Insurance Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects.

                  (v) To the knowledge of the Company as of the date hereof, all material amounts recoverable under reinsurance, coinsurance or other similar Contracts to which any Retained Insurance Company is a party (including, but not limited to, amounts based on paid and unpaid losses) are fully collectible.

                  (s) Liabilities and Reserves. (i) The reserves carried on the Company SAP Statements or Foreign Company Statements, as the case may be, of each Retained Insurance Company for the year ended December 31, 1999 for future annuity contracts, insurance and healthcare policy benefits, losses, claims, reinsurance and similar purposes are in compliance in all material respects with the applicable requirements for reserves, if any, established by the insurance departments or applicable Governmental Entity of the jurisdiction of domicile of such Retained Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles utilizing actuarial assumptions in accordance with or more conservative than called for in relevant policy and Contract provisions. The Company has delivered to Parent true, correct and complete copies of the actuarial valuation reports delivered to the insurance department of the domiciliary jurisdiction of each U.S. Retained Insurance Company for the years ended December 31, 1999 and 1998.

                  (ii) Except for regular periodic assessments in the ordinary course of business consistent with prior practice or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any U.S. Retained Insurance Company which is peculiar or unique to such Retained Insurance Company by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (t) Separate Accounts. (i) Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each separate account maintained by a Retained Insurance Company (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its jurisdiction of formation and, to the extent subject to the 1940 Act, is either excluded from the definition of an investment company pursuant to Sections 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act or is duly registered as an investment company under the 1940 Act. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each such Company Separate Account, if registered under the 1940 Act, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted, and is in compliance with all conditions to any such relief. Except as otherwise is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Retained Insurance Contracts under which the Company Separate Accounts assets are held are duly and validly issued and are binding obligations of the issuing Retained Insurance Company and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Retained Insurance Company to receive contributions under such Retained Insurance Contracts.

                  (ii) The assets of each Company Separate Account that are subject to the Code are adequately diversified within the meaning of, and to the extent required by, Section 817(h) of the Code.

                  (iii) Each of the Retained Insurance Companies that is subject to the Code is treated for federal Tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it.

                  (iv) Each account through which the Company or any of its Subsidiaries provides services to any client (an "Account Client") that is (A) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (B) a person acting on behalf of such a plan; or (C) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"), in each case have been managed by the Company and its Subsidiaries such that each of the Company and its Subsidiaries in the exercise of such management is in compliance in all respects with the applicable requirements of ERISA, except to the extent the failure to comply is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (u) Material Contracts. All of the material Contracts of the Company and its Subsidiaries and Joint Ventures that are required to be described in the Company Reports or listed or filed as Exhibits to the 1999 10-K, the First 2000 10-Q or any Company Reports filed subsequent to the date hereof thereto are described in such Company Reports or listed or filed as exhibits thereto, respectively, and are in full force and effect. True and complete copies of all such material Contracts have been delivered or made available by the Company to Parent. Neither the Company nor any of its Subsidiaries or Joint Ventures nor, to the knowledge of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures, to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures.

                  (v) Investment Contracts, Fund Clients and Advisory Clients.
(i) Certain of the Company's Subsidiaries provide investment advisory, sub-advisory, administration, distribution or certain other services (each Contract for such services being referred to as an "Investment Contract", each other party thereto being referred to as a "Client", and each Client which is registered as an investment company under the 1940 Act being referred to as a "Fund Client") to the Clients. A complete list of Fund Clients is set forth in
Section 5.1(v) of the Company Disclosure Letter. Each of the Fund Clients (or the company or trust of which it is a series) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Boards of Trustees or Directors of the Fund Clients operate in all material respects in conformity with the applicable requirements and restrictions of Sections 9, 10 and 16 of the 1940 Act.

                  (ii) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each of the Fund Clients is in compliance with all applicable Laws of the SEC, the NASD, the IRS and any other governmental agency or self-regulatory body having jurisdiction over such Fund Client or its distributor or investment adviser and of any jurisdiction in which such Fund Client is registered, qualified or sold and with its prospectus and statement of additional information.

                  (iii) Each of the Company's Subsidiaries that provides investment advisory or sub-advisory services (each an "Advisory Entity" and, collectively "Advisory Entities"), a complete list of which has previously been made available by the Company to Parent, to any Fund Client or any other Person (each such other Person, an "Advisory Client") is duly registered with the SEC as an investment adviser or is not required to do so because it does not engage in business in the United States and does not provide investment advisory or sub-advisory services to an investment company registered under the 1940 Act. No Advisory Entity is required to register as an investment advisor with any state. Any Advisory Entity doing business outside the United States is duly licensed to provide investment advisory services in the jurisdictions in which it does business. The Company is not an Advisory Entity. Each pooled Advisory Client is either registered as an investment company under the 1940 Act or relies upon an appropriate exemption from the definition of an investment company under the 1940 Act.

                  (iv) Each Fund Client and Advisory Entity has operated and is currently operating in compliance with all Laws, and with the investment objectives, policies and restrictions, that are applicable to it or its business except for such noncompliance as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Each Advisory Entity has been and is in compliance with each Investment Contract to which it is a party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                  (v) The accounts of each Advisory Client subject to ERISA have been managed by the applicable Company Subsidiary in compliance in all material respects with the applicable requirements of ERISA.

                  (vi) All issued and outstanding shares of common stock and shares or units of beneficial interest of each Fund Client (collectively, "shares") are, and at the Effective Time will be, and all of the authorized but unissued shares of each Fund Client when issued for the consideration described in the current registration statement relating to that Fund Client will be duly and legally issued and outstanding, fully paid, and non-assessable by the Fund Client. No Fund Client has outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into shares of any Fund Client.

                  (vii) The current prospectus and related registration statement, including the current statement of additional information, for each of the Fund Clients (copies of which have been made available to Parent) conform in all material respects to the applicable requirements of the Securities Act, the 1940 Act, and the rules and regulations of the SEC thereunder, as well as the applicable requirements of the various state securities Laws, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (viii) Each Fund Client has filed with the SEC all material Contracts, including all agreements and arrangements for the distribution of shares, to which a Fund Client is a party or by which a Fund Client or its property is bound, other than Contracts for the purchase or sale of portfolio securities entered into in the ordinary course of business consistent with prior practice, that are required to be filed with the SEC. Each Contract subject to
Section 12(b) or 15 of the 1940 Act has been duly approved at all times in compliance in all material respects with Section 12(b) or 15 of the 1940 Act and all other applicable Laws. Each such Contract is currently in full force and effect and has been performed by the relevant entity in accordance with the 1940 Act and all other applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its

Subsidiaries or, to the knowledge of the Company, on the part of the other parties to such advisory and sub-advisory agreements, exists under any of those material Contracts.

                  (ix) All proxy statements to be prepared for use by the Fund Clients in connection with the transactions contemplated by the Transaction Agreements will, with respect to information provided by the Company, any of its Subsidiaries, or a Fund Client, not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (w) Company Broker/Dealers. (i) The Company and its Subsidiaries operate its broker/dealer operations exclusively through Aetna Life Insurance and Annuity Company, Aeltus Capital, Inc., Aetna Investment Services, Inc., Systematized Benefits Administrators, Inc., Financial Network Investment Corporation and Aetna Financial Services, Inc. (collectively, the "Company Broker/Dealers"). Each Company Broker/Dealer that is required to be registered as a broker-dealer with the SEC or under applicable state Laws is so registered and is registered with each other Governmental Entity with which it is required to register in order to conduct its business as now conducted, and is and has been since January 1, 1997 in full compliance with all applicable Laws thereunder, except for any failures to register or comply which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Broker/Dealer is a member organization in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures to be in good standing or such memberships the failure to have or maintain which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                  (ii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, no Company Broker/Dealer is, nor is any "associated person" of it, subject to a "statutory disqualification" (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company Broker/Dealers as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the knowledge of the Company, there are no proceedings or investigations pending by any Governmental Entity or self-regulatory organization that is reasonably likely to result in any such censure, limitations, suspension or revocation.

                  (iii) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, since its inception, each Company Broker/Dealer has had net capital (as such term is defined in Rule 15c3-1 under the

Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which such company conducts business.

                  (x) Bank Regulatory Matters. (i) Neither the Company nor any of its Subsidiaries or Joint Ventures or their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar agreement with, or extraordinary supervisory letter from, any Banking Authority.

                  (ii) Neither the Company nor any of its Subsidiaries or Joint Ventures has been advised by any Banking Authority that such Banking Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, supervisory letter or similar submission.

                  (y) No Contracts, Etc. Except for assets or properties to be transferred to Spinco or its Subsidiaries pursuant to the Transaction Agreements, none of Spinco or any of its Subsidiaries presently uses in the conduct of its business any material assets or properties, whether tangible, intangible or mixed, which are also utilized in the conduct of the business of the Company and its Subsidiaries and Joint Ventures, and, other than ordinary course commercial arrangements on arms length terms, none of Spinco or any of its Subsidiaries is presently directly or indirectly a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries or Joint Ventures (other than the Transaction Agreements). After giving effect to the Spin-Off and to all supplies and services to be provided pursuant to the Transaction Agreements, the Company and its Subsidiaries and Joint Ventures, will include all the Company's direct or indirect right, title and interest (including minority interests) in and to all of (i) the assets and services that are necessary to permit the operation of the Company and its Subsidiaries and Joint Ventures in substantially the same manner as such operations have been conducted prior to the date hereof and (ii) all assets reflected on the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 referred to in Section 5.1(e)(iv) of this Agreement, except those assets disposed of in the ordinary course of business since such date. The termination of all Contracts, arrangements and understandings between the Company and its Subsidiaries and Joint Ventures on the one hand and Spinco and its Subsidiaries on the other hand, to the extent contemplated by the Distribution Agreement, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 referred to in Section 5.1(e)(v) of this Agreement reflects all assets of the Company and its Subsidiaries and Joint Ventures principally used in the business or operations of the Company and its Subsidiaries and Joint Ventures as of March 31, 2000, other than assets or properties of the Company or Aetna Services, Inc. or any of their Subsidiaries that will be transferred to

Spinco or its Subsidiaries and made available as necessary to provide services to the Company and its Subsidiaries pursuant to the Transaction Agreements.

                  5.2 Representations and Warranties of ING, Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), ING, Parent and Merger Sub each hereby represent and warrant to the Company that:

                  (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transaction Agreements and the transactions contemplated thereunder.

                  (b) Organization, Good Standing and Qualification. Each of ING, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, is not reasonably likely to have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or annual results of operations of Parent and its Subsidiaries and joint ventures taken as a whole, except to the extent that such adverse effect results from (i) general economic conditions or changes in any one or more countries, (ii) financial market fluctuations or conditions in any one or more countries, (iii) adverse economic, currency or regulatory changes or effects in or affecting the financial services industry, insurance industry, banking industry, or asset management industry generally in any one or more countries, (iv) the announcement of the transactions contemplated herein, or any effect which would prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby.

                  (c) Corporate Authority. (i) Each of ING, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement. This Agreement is a valid and binding agreement of ING, Parent and Merger Sub, enforceable against each of ING, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  (ii) No approval by the shareholders of either of ING or Parent is required in order for ING and Parent to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

                  (d) Governmental Filings; No Violations. (i) Other than the reports, filings, registrations, consents, approvals, permits, authorizations, applications and/or notices (A) pursuant to Section 1.4, (B) under the HSR Act,
(C) under any foreign competition laws, (D) under the Exchange Act, the Securities Act and other securities laws, (E) under the 1940 Act, (F) under the Advisers Act, (G) with the NYSE, (H) with the NASD, (I) with the applicable Insurance and Healthcare Authorities, (J) with the Banking Authorities, (K) with the PBGC, (L) with the Department of Labor, (M) with applicable foreign and federal regulatory authorities governing foreign investments, (N) with applicable foreign regulatory authorities governing the management of pension plans, (O) with the IRS in connection with certain transfers contemplated by the Employee Benefits Agreement, and (P) with applicable Dutch regulatory authorities (notice filings), no notices, reports or other filings are required to be made by ING, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ING, Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by ING, Parent and Merger Sub and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                  (ii) The execution, delivery and performance of this Agreement by ING, Parent and Merger Sub do not, and the consummation by ING, Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the governing instruments of ING, Parent and Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any rights or obligations or the creation of a lien, pledge, security interest, claim or other encumbrance on the assets of ING or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon ING or any of its Subsidiaries or any Law or governmental or non-governmental franchise, permit, license or obligation to which ING or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

                  (iii) Neither the Company nor any of its Subsidiaries is a party to any Contracts requiring consents or approvals, the failure to obtain which, individually or in the aggregate, would cause a failure of the condition set forth in Section 7.2(c) to be satisfied. The representation set forth in the immediately preceding sentence shall be limited to the actual knowledge as of the date hereof of any of the people set forth on Section 5.2(d)(iii) of the Parent Disclosure Letter.

                  (e) Adequate Funds. Parent has and will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under this Agreement.

                  (f) Brokers and Finders. Neither ING, nor Parent, Merger Sub or any of their respective Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated hereby, except that the Parent has employed Merrill, Lynch & Co. as its financial advisors. The fees and expenses of Merrill, Lynch & Co. shall be paid by Parent and the Company will have no liability or obligation with respect thereto.


                                   ARTICLE VI

                                    Covenants

                  6.1 Interim Operations; Operation of Businesses. The Company covenants and agrees as to itself and its Subsidiaries and, subject to the provisions of Section 9.9, its Joint Ventures, that after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly contemplated to occur prior to the Effective Time by any of the Transaction Agreements and except as would otherwise be permitted by Section 5.1(f) of this Agreement):

                  (a) its and its Subsidiaries' and Joint Ventures' businesses shall be conducted in the ordinary course of business consistent with prior practice and, to the extent consistent therewith, each shall use all reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, agents, regulators, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, ordinary wear and tear excepted and (iii) maintain in effect all existing governmental permits that are required for the continued operation of the business of the Company and its Subsidiaries and Joint Ventures in all material respects as they are currently conducted;

                  (b) it and its Subsidiaries and Joint Ventures shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries or Joint Ventures; (ii) amend its certificate of incorporation or by-laws or comparable governing instruments; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend, other than dividends of the Permitted Sales Proceeds, payable in cash, stock or property in respect of any capital stock other than dividends from direct or indirect wholly-owned Subsidiaries of Aetna Retirement Services, Inc. and Aetna International, Inc. that are also Subsidiaries of the Company and other than regular quarterly cash dividends by the Company not in excess of $0.20 per share of Common Stock; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries or Joint Ventures to purchase or otherwise acquire, any shares of any of its or its Subsidiaries or Joint Ventures' capital stock or any securities convertible into or exchangeable or exercisable for any such shares of capital stock;

                  (c) neither it nor its Subsidiaries or Joint Ventures shall
(i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments, rights or any agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than (A) options or (B) shares of Common Stock issuable pursuant to options, in either case under the Stock Plans); (ii) other than in the ordinary course of business consistent with prior practice or pursuant to existing Contracts described in Section 6.1(c) of the Company Disclosure Letter or as would otherwise be permitted by
Section 6.21 of this Agreement and other than the Permitted Sales, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of or ownership interests in any of its Subsidiaries or Joint Ventures) or modify any material indebtedness;
(iii) incur any indebtedness with a maturity of one year or more; (iv) make or authorize or commit for any capital expenditures (x) in the case of Subsidiaries of the Company and Joint Ventures, taken together, in excess of five million dollars ($5,000,000) in the aggregate in excess of those set forth in or expressly contemplated by the applicable financial plans furnished to Parent prior to the date hereof and (y) in the case of the Company and Aetna Services, Inc., taken together, in excess of twenty-five million dollars ($25,000,000) in the aggregate; or (v) by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity other than portfolio investments made in the ordinary course of business consistent with past practice;

                  (d) neither it nor its Subsidiaries or Joint Ventures shall terminate, establish, adopt, enter into, make any new, or accelerate the vesting or payment of any existing, grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, except as may be required by law or contractual obligations in effect as of the date of this Agreement, or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary course of business consistent with prior practice (which shall include normal periodic performance reviews and related compensation and benefit increases); provided, however, that up to $3,000,000 may be allocated to retention payments to be made to employees conditioned on their remaining with the Company or any of its Subsidiaries after the Merger and such additional amounts as may be agreed to by Parent;

                  (e) except for any Tax Claims as to which Spinco and its Subsidiaries would be required, under the Tax Sharing Agreement that is appended as Exhibit C to the Distribution Agreement (the "Tax Sharing Agreement") (assuming its effectiveness), to indemnify the Company and its Subsidiaries and Joint Ventures, neither it nor its Subsidiaries or Joint Ventures shall (i) (x) settle or compromise the litigation specified in Section 6.1(e) of the Company Disclosure Letter or (y) settle or compromise any other claims or litigation for an amount in excess of two million dollars ($2,000,000) individually with respect to each such other claim or litigation, (ii) pay, discharge, settle or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations in the ordinary course of business consistent with prior practice and within the amounts reflected or reserved on the most recent consolidated financial statements contained in the Company Reports prior to the date hereof or (iii) except in the ordinary course of business consistent with prior practice, enter into, modify, amend or terminate any of its material Contracts (other than any Contracts providing for any Permitted Sale) or waive, release or assign any material rights or claims (it being agreed that the provisions of clause (iii) shall not apply to any matter referred to therein to the extent relating to Spinco or any of its Subsidiaries);

                  (f) neither it nor any of its Subsidiaries or Joint Ventures shall make any material Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except in each case in the ordinary course of business consistent with prior practice and except for elections under Section 338 of the Code;

                  (g) neither it nor any of its Subsidiaries or Joint Ventures shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Affiliate or Joint Venture or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its subsidiaries or joint ventures, to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates or Joint Ventures or, assuming the consummation of the transactions contemplated by the Transaction Agreements, ING or any of its Subsidiaries or Joint Ventures;

                  (h) neither it nor its Subsidiaries or Joint Ventures shall make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

                  (i) neither it nor its Subsidiaries or Joint Ventures shall, other than as would not be inconsistent with the Company's or its Subsidiaries' or Joint Ventures' respective investment guidelines as in effect in the first quarter of 2000 (or, following consultation with Parent, consistent with industry standards), intentionally and materially alter the mix of investment assets of the Company, Subsidiary or Joint Venture or the duration or credit quality of such assets;

                  (j) neither it nor its Subsidiaries or Joint Ventures shall, other than consistent with past practices (or following consultation with Parent, consistent with industry standards), intentionally and materially alter the profile of the insurance liabilities of the Retained Insurance Companies or materially alter the pricing practices or policies of the Retained Insurance Companies;

                  (k) neither it nor any of its Subsidiaries or Joint Ventures shall take any action that would cause or omit to take any action for the purpose of causing any of the Company's representations and warranties herein to become untrue in any material respect;

                  (l) neither it nor any of its Subsidiaries and Joint Ventures will engage in or allow any transfer of assets or liabilities or other transactions between (A) the Company and its Subsidiaries and Joint Ventures or joint ventures, on the one hand, and Spinco and any of its Subsidiaries and joint ventures, on the other hand, or (B) the Company or Aetna Services, Inc., on the one hand, and any Subsidiary of Aetna Services, Inc. that is also a Subsidiary of the Company, on the other hand, except, in either case, (i) payments in return for services rendered in the ordinary course of its business consistent with past practice, (ii) as expressly contemplated by the Transaction Agreements to occur prior to the Effective Time or (iii) transfers of Permitted Sales Proceeds; and

                  (m) neither it nor any of its Subsidiaries nor Joint Ventures shall authorize or enter into an agreement to do any of the foregoing.

                  The parties agree that the provisions of Section 6.1, other than Section 6.1(l) and as contemplated by Section 6.1(e), shall be inapplicable to Spinco and its Subsidiaries and the Company may permit Spinco and its Subsidiaries to conduct their businesses in their discretion; provided, however, that the Company agrees that no action will be taken or permitted in furtherance of the interests of Spinco and its Subsidiaries, or the Transaction, by the Company or any of its Subsidiaries or Joint Ventures or Spinco or its Subsidiaries that would (i) reasonably be expected to interfere with the timely consummation of the Merger or (ii) have any of the effects set forth in Section 6.1(l). Notwithstanding the limitations in this Section 6.1, other than Section 6.1(l), which shall apply, the Company and Aetna Services, Inc. shall be free to take any of the actions set forth in Section 6.1 of the Company Disclosure Letter. No such actions shall result in any loss or liability to any Subsidiary of Aetna Services, Inc. that is also a Subsidiary of the Company except to the extent expressly contemplated by the Transaction Agreements to occur prior to the Effective Time or expressly contemplated by Section 6.1 of the Company Disclosure Letter. Except as expressly permitted by this Agreement, the Company agrees to use its best efforts to operate the business of Spinco and its Subsidiaries independently of the Company and Aetna Services, Inc. in a manner that minimizes the liabilities incurred within the Company and Aetna Services, Inc.

                  6.2 Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries, nor Spinco nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and that it shall direct and use its best efforts to cause Spinco's, its and their Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction, or any purchase of all or 10% or more of the assets or any equity securities of the Company or any of its Subsidiaries or Spinco or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), it being understood that any such activities engaged in prior to the date of this Agreement do not violate this
Section 6.2. The Company further agrees that from and after the date hereof neither it nor any of its Subsidiaries nor Spinco nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and that it shall direct and use its best efforts to cause Spinco's, its and their Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by them or any of their Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that was not solicited in violation of this
Section 6.2(a) if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined below);
(C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that was not solicited in violation of this Section 6.2(a); or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that,
(i) in each such case referred to in clause (B), (C) or (D) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction or a combination of transactions more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers relating to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries or Spinco or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries or Spinco or any of its Subsidiaries. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions of this Section 6.2(a) shall not restrict in any respect the right of the Company, Spinco, Spinco's Subsidiaries or any of the officers, directors, employees, agents and representatives of any of them to, directly or indirectly, initiate, solicit, encourage or take any other action with respect to (including without limitation entering into an agreement for) any transaction relating to any assets or equity securities of Spinco or any of its Subsidiaries, so long as such transaction would not reasonably be expected to interfere with the timely consummation of the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements.

                  (b) Notwithstanding anything in this Section 6.2 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company's board of directors determines in good faith, on the basis of the advice of its financial advisors and outside counsel, in response to an Acquisition Proposal that did not result from a breach of Section 6.2(a), that such proposal is a Superior Proposal, the Company or its board of directors may terminate this Agreement if, and only if, the Company shall substantially concurrently with such termination enter into a definitive agreement containing the terms of a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company shall have complied with (i) all the provisions of this
Section 6.2, including the notification provisions in this Section 6.2, (ii) the following proviso, and (iii) all applicable requirements of Section 8.3, including the payment of the termination fee described in Section 8.5(b) prior to or concurrently with such termination; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.2 until after five business days following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Company's board of directors has received such a Superior Proposal and that such board of directors will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of such a Superior Proposal shall require an additional Notice of Superior Proposal and a new five business day period).

                  6.3 Accuracy of Proxy Statement and Form 10. Each of the Company, ING and Parent agrees that none of the information supplied or to be supplied by it or its Affiliates, Subsidiaries or Joint Ventures (and in the case of the Company, including Spinco and its Affiliates) for inclusion or incorporation by reference in the proxy statement of the Company seeking approval of the Merger (the "Proxy Statement") and the registration statement on Form 10 relating to the Spin-Off (the "Form 10") and any amendment or supplement thereto will, in the case of the Proxy Statement, at the date of mailing to holders of Shares and at the time of the meeting of holders of Shares of the Company to be held in connection with the Transaction and, in the case of the Form 10, at the effective date of the Form 10 and at the date of mailing of the Form 10 to holders of record of the Shares, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that the Proxy Statement and the Form 10 and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

                  6.4 Shareholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Common Stock (the "Shareholders Meeting") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations and the requirements of applicable Law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

                  6.5 Filings; Other Actions; Notification. (a) ING, Parent and the Company shall use their respective best efforts to prepare and file with the SEC the Proxy Statement and the Form 10 as promptly as is practicable after the date hereof. The Company shall use its reasonable best efforts to (i) have the Proxy Statement and the Form 10 approved by the SEC as promptly as practicable after each such filing and (ii) promptly after each such approval thereafter mail the Proxy Statement and the Form 10 to the holders of Shares of the Company. The Company shall promptly notify Parent and ING of any request by the SEC for any amendment or supplement to the Proxy Statement or the Form 10 and shall provide Parent and ING copies of all correspondence between the Company and/or any of its representatives and the SEC with respect to the Proxy Statement.

                  (b) The Company, ING and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries, Joint Ventures and joint ventures, including Spinco and its Subsidiaries, to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under the Transaction Agreements and applicable Laws to consummate and make effective the Merger, the Spin-Off and the other transactions contemplated by the Transaction Agreements as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, applications, petitions, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, waivers, licenses, permits, qualifications, orders, ratings and authorizations necessary or advisable to be obtained from any Governmental Entity ("Governmental Approvals") and/or any third party and make all transfers or assignments contemplated by the Transaction Agreements, in each case in order to consummate the Merger, the Spin-Off or any of the other transactions contemplated by the Transaction Agreements, in each case on the terms and subject to the conditions set forth in the Transaction Agreements; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, ING or Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of ING, Parent, the Company or any of their respective Affiliates or Joint Ventures (or to consent to any sale, or agreement to sell, or discontinuance or limitation by ING or Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in the case of clause (i) or clause (ii), is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole. Subject to applicable Laws relating to the exchange of information (including any obligations pursuant to any listing agreement with or rules of any securities exchange), each of ING, Parent and the Company shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) in advance, and to the extent practicable each will consult the other on, all the information relating to it, and any of its Affiliates and Joint Ventures, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any securities exchange) in connection with the Merger and the other transactions contemplated by the Transaction Agreements.

                  (c) The Company, ING and Parent each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its Subsidiaries, Joint Ventures and joint ventures (including in the case of the Company, Spinco and its Subsidiaries), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or the Form 10 or any other statement, filing, notice or application made by or on behalf of ING, Parent or the Company or any of their respective Subsidiaries, Joint Ventures or joint ventures to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by the Transaction Agreements.

                  (d) The Company, ING and Parent each shall promptly provide the other party with copies of all filings made by either the Company, Spinco, ING or Parent with any Governmental Entity in connection with the Transaction Agreements and the transactions contemplated hereby and thereby. The Company, ING and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby, including promptly furnishing the other with copies of any notices or other communications received by Spinco, ING, Parent or the Company, as the case may be, or any of its Subsidiaries, Joint Ventures or joint ventures, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by the Transaction Agreements. Notwithstanding the foregoing, Spinco shall only be required with respect to the Spin-Off to provide ING and Parent copies of material filings, notices and communications relating to the Spin-Off. The Company shall keep Parent informed on a prompt basis concerning the status of rating agency communications regarding Spinco and provide Parent with copies of all presentations to and correspondence with rating agencies relating to the Spinco rating. The Company shall give prompt notice to Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

                  (e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of any of the Transaction Agreements, the Merger, the Spin-Off or the other transactions contemplated by the Transaction Agreements or claims damages in connection therewith, the Company, ING and Parent each agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

                  (f) The Company shall use its reasonable efforts to assist Parent in obtaining all required consents, including the consent of the People's Republic of China, prior to the Effective Time, to either (i) the transfer of the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited to a Subsidiary of the Company or (ii) if consent to such transfer cannot be obtained on terms and conditions reasonably acceptable to Parent on an alternative structure agreed upon with Parent whereby the benefits (as well as the liabilities) associated with the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited are transferred to a Subsidiary of the Company; provided, however, that the foregoing shall not require the Company, its Subsidiaries, Joint Ventures or joint ventures to (x) take or fail to take any action that could reasonably be expected to adversely affect in any respect any of Spinco or any of its Subsidiaries or prevent or materially delay or impair the consummation of the transactions contemplated hereby or (y) pay any money, other than reasonable advisors' fees and expenses, to any third party in connection with carrying out its obligations under this sentence. Notwithstanding the references to Governmental Consents of the Peoples Republic of China and Hong Kong in Section 7.1(b) of this Agreement, the parties hereto acknowledge and agree that the transfer of the joint venture interest held by Aetna Life Insurance Company in Pacific-Aetna Life Insurance Company Limited or the license held by Pacific-Aetna Life Insurance Company Limited are not to be a condition to either party's obligation to effect the Merger.

                  (g) The Company shall use its best efforts to satisfy the conditions to the Spin-Off set forth in Section 3.02 of the Distribution Agreement and shall effect the Spin-Off if such conditions have been satisfied. Notwithstanding anything in this Section 6.5 to the contrary, the parties acknowledge and agree that this Section 6.5 shall not require the Company or Spinco, in connection with the receipt of any Governmental Approval in connection with the consummation of the Spin-Off, to proffer or agree to conditions relating to, or changes or restrictions in, the operations or assets of Spinco and its Subsidiaries that are reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or annual results of operations of Spinco and its Subsidiaries, taken as a whole, or waive any condition to the Spin-Off set forth in Section 3.02 of the Distribution Agreement. At or prior to the Spin-Off, the Company shall take those actions required by Section 7.01 of the Distribution Agreement to be taken at or prior to the Spin-Off.

                  (h) The Company and its Subsidiaries shall use their reasonable best efforts to keep Parent informed concerning material developments, including with respect to matters addressed in Section 6.1 of this Agreement, in the businesses of the Company and its Subsidiaries and to consult periodically with representatives of Parent concerning such developments.

                  6.6 Access. Upon reasonable notice, and subject to applicable law, the Company shall (and shall cause its Subsidiaries and Joint Ventures to and use reasonable efforts to cause its Fund Clients to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers, employees, properties, books, Contracts and records and, during such period, shall (and shall cause its Subsidiaries and Joint Ventures and Spinco and its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company; and provided further, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used best reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers, as the case may be.

                  6.7 Stock Exchange. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the New York Stock Exchange (the "NYSE") and de-registered under the Exchange Act as soon as practicable following the Effective Time.

                  6.8 Publicity. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall be a joint press release.

Thereafter, neither the Company, Spinco, ING nor Parent shall (i) issue any press release or otherwise make any public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than the Spin-Off) or (ii) make any material filings with any third party and/or any Governmental Entity (including any securities exchange) for the purpose of furthering consummation of the Transactions, in each case without consulting with, and obtaining the prior consent of, the other party (which consent shall not be unreasonably withheld or delayed). The Company shall use its best reasonable efforts to consult in advance with Parent concerning any public announcement concerning the Spin-Off. Notwithstanding the foregoing two sentences, a party may, without consulting with or obtaining the consent of the other party, issue a press release or otherwise make a public announcement as may be required by Law or under the applicable rules of any securities exchange if it has used its best reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

                  6.9      Benefits; Company Options; Company Employees.

                  (a) Exhibit A (the "Employee Benefits Agreement") to the Distribution Agreement, which sets forth the covenants of the Company relating to employee benefits matters, shall have the same force and effect, and shall be subject to the provisions hereof until the Effective Time, as if set forth herein.

                  (b) The Company and Spinco agree to, and to cause each of their Subsidiaries to, (x) consult with Parent in advance of (and in a manner which provides Parent reasonable time to comment) issuing or making any communications to the employees of the Company and its Subsidiaries regarding the Transaction or any other employee benefit matter and (y) develop with Parent a communications program relating to the post Spin-Off period, which shall be implemented prior to the Spin-Off (it being understood such implementation will be made in a timely manner so as to effectuate enrollment in the new benefit plans the Company will offer after the Spin-Off).

                  (c) Except as expressly contemplated by the Employee Benefits Agreement, the Company agrees not to and to cause its Subsidiaries not to (x) transfer employees from any of Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company) or Joint Ventures to the Company, Aetna Services, Inc., Spinco or any of its Subsidiaries or Joint Ventures without Parent's consent (which consent shall not be unreasonably withheld) or (y) transfer employees to Aetna Retirement Services, Inc. or Aetna International, Inc. or any of their Subsidiaries (that are also Subsidiaries of the Company) or Joint Ventures from the Company, Aetna Services, Inc., Spinco or any of its Subsidiaries without Parent's consent (which consent shall not be unreasonably withheld).

                  (d) The Company, Spinco and Parent agree to cooperate in the preparation of, and mutually agree with Parent on the final versions of the schedules to the Employee Benefits Agreement. Without limiting the generality of the foregoing, in this regard the Company and Spinco agree to provide to Parent all relevant information available to them in respect of the Company and its Subsidiaries' employees and the Compensation and Benefit Plans for the purposes of creating such schedules.

                  6.10 ERISA Client Lists. Within 30 days following the date hereof, Parent shall deliver to the Company a written list of the entities that are affiliated with or related to Parent (the "Parent ERISA List"). As soon as practicable after the date the Parent ERISA List is delivered to the Company, but in no event later than 30 days before the Closing Date, the Company shall deliver to Parent a written statement which identifies each Account Client that is an ERISA Client and lists each contract or agreement, if any, and all amendments thereto, in effect on the date hereof, entered into by the Company or any of its Subsidiaries with respect to or on behalf of any such ERISA Client, pursuant to which any of the entities identified in the Parent ERISA List has agreed to (i) execute securities transactions, (ii) provide any other goods or services or (iii) purchase, sell, exchange or swap securities or any other economic interests therein or derivative thereof, including but not limited to rights to receive or obligations to pay interest or principal denominated in a particular currency.

                  6.11 Expenses. Except as otherwise provided in Section 8.5(b),
Section 9.10 or any Transaction Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Transaction Agreements and the Merger and the other transactions contemplated by the Transaction Agreements shall be paid by the party incurring such expense, except that (a) expenses incurred in connection with the filing fee and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company and (b) all Transaction Expenses (as defined below), unless otherwise specifically provided for in any Transaction Agreement, shall be paid by Spinco. "Transaction Expenses" shall mean all fees, costs and expenses incurred by (i) the Company, its Subsidiaries and Joint Ventures, in each case at or prior to the Effective Time, and (ii) Spinco and its Subsidiaries, in the case of each of clause (i) and (ii), in connection with the Merger, the Spin-Off or any of the other transactions contemplated by the Transaction Agreements, including the fees and expenses of the Company's and Spinco's legal and financial advisors and the other fees and expenses set forth on Section 6.11 of the Company Disclosure Letter.

                  6.12 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, ING agrees that it will cause the Company to indemnify and hold harmless each present and former director, officer and employee of the Company (when acting in such capacity), determined as of immediately prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Connecticut law and its certificate of incorporation or by-laws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and ING shall also cause the Company to advance expenses as incurred to the fullest extent permitted under applicable law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further, however, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Connecticut law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation and ING thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) ING or the Surviving Corporation shall have the right to assume the defense thereof and ING or the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ING or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between ING or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and ING or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation or ING shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) ING or the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that neither ING nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  (c) ING shall cause the Surviving Corporation to either (i) maintain the Company's existing officers' and directors' liability insurance for a period of six years after the Effective Time or (ii) maintain a run-off or tail policy or endorsement with respect to covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (either, "D&O Insurance"), in each case so long as the annual premium therefor is not in excess of 175% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

                  (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

                  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  (f) Notwithstanding any provision of this Section 6.12 to the contrary, to the extent a Cost is also a Spinco Group Liability (as defined in the Distribution Agreement) such matter shall be addressed as a Spinco Group Liability pursuant to the Distribution Agreement rather than this Section 6.12.

                  6.13 Compliance with 1940 Act Section 15. (a) Prior to the Closing, the Company shall use reasonable best efforts to ensure compliance with
Section 15(f) of the 1940 Act, so that the transactions contemplated by the Transaction Agreements will be in compliance immediately after the Closing with
Section 15(f) of the 1940 Act, including assuring that at the time of the Closing at least 75% of the Board of Directors or Trustees of each Fund Client are not "interested persons" (as such term is defined in the 1940 Act) of the Surviving Corporation or the Company.

                  (b) Parent will use reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act as it applies to the transactions contemplated by the Agreement. From and after the Closing, Parent shall conduct the business of the Surviving Corporation so as to assure that, insofar as within the control of Parent: (i) for a period of three (3) years after the Closing Date, at least 75% of the members of the Board of Directors or Trustees of each Fund Client which enters into a replacement Investment Contract with an Advisory Entity that constitutes an investment advisory agreement are not (A) "interested persons" of the Surviving Corporation or (B) "interested persons" of the Company; and (ii) there is not imposed on any Fund Client an "unfair burden" (within the meaning of Section 15(f) of the 1940 Act) as a result of the transactions contemplated by the Transaction Agreements, or any express or implied terms, conditions or understandings applicable thereto.

                  (c) For a period of three years (3) after the Closing, none of Parent, Surviving Corporation, nor any of their respective Affiliates will voluntarily engage in any transaction which would constitute an assignment of any investment advisory contract with any Fund Client that is registered under the 1940 Act and is currently managed by the Company or its Affiliates to which Parent, Surviving Corporation or any of their respective Affiliates or the Company or any of its Affiliates is a party without first obtaining a covenant in all material respects the same as that contained in this Section 6.13.

                  6.14 Fund Client Contracts, Distribution Plans and Boards. The Company shall use its reasonable best efforts to cause (a) the consideration and due approval by the Board of Directors of each Fund Client and (b) to the extent required by the 1940 Act, the consideration and due approval by such Fund Client's securityholders, of (X) a new Investment Contract (or, where permitted, approval of continuation of the existing Investment Contract) with the same Advisory Entity to become effective upon the Closing, in each case, on the same material terms as in effect on the date hereof under such Investment Contract for the performance by the relevant Advisory Entity of investment management, investment advisory, investment subadvisory or distribution services and (Y) an amended Rule 12b-1 distribution plan, in each case, on the same material terms as in effect on the date hereof. In addition, the Company shall use its reasonable best efforts to encourage the Board of Directors of each Fund Client (or, to the extent required by the 1940 Act, the independent Directors thereof)
(X) to select and nominate, so as to constitute a majority of the independent Directors of such Board, individuals who are currently serving as independent directors of investment companies that are advised by an Affiliate of Parent and
(Y) to nominate one director (who shall not be an independent director) that is selected by Parent in each case so long as the Company does not reasonably conclude, after consultation with Parent, such encouragement would adversely affect the ability of the Company to obtain any consent required pursuant to
Section 7.2(d).

                  6.15 Non-Fund Advisory Contracts. The Company or relevant Advisory Entity shall notify each Advisory Client of the transactions contemplated by the Transaction Agreements and use its reasonable best efforts to obtain, prior to the Closing, any necessary consent of each Advisory Client to the "assignment" (as such term is used in the Advisers Act) of its Investment Contract involving investment advisory services as a result of the transactions contemplated by the Transaction Agreements in a form reasonably satisfactory to Parent. The Company and Advisory Entity shall consult with Parent regarding all written communications with Advisory Clients concerning the obtaining of such assignments.

                  6.16 Qualification of the Fund Clients; Fund Client Boards. Subject to applicable fiduciary duties to the Fund Clients, the Company will use its reasonable best efforts to cause the Fund Clients to take no action (i) that would prevent any Fund Client from qualifying as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code, (ii) that would prevent any Fund Client that is intended to be a Tax-exempt municipal bond fund from satisfying the requirements of Section 852(b)(5) of the Code or from qualifying to pay exempt interest dividends as defined therein or (iii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials.

                  6.17 Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to amend the definition of Final Expiration Date (as defined in the Rights Agreement) to be the Distribution Time (as defined in the Distribution Agreement).

                  6.18 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by the Transaction Agreements, ING, Parent and their respective boards of directors and the Company and its board of directors shall each grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                  6.19 Company Debt. Effective as of the Closing and, in each case (to the extent necessary), pursuant to supplemental indentures (reasonably satisfactory in form and substance to the Company), ING shall guarantee the performance of the obligations of Aetna Services, Inc. and the Company with respect to the Long-Term Debt, each such guarantee to take substantially the same form as the Company's current guarantees of the obligations of Aetna Services, Inc. under the Long-Term Debt.

                  6.20 Voting of Shares. Each of ING and Parent agrees to vote, or cause to be voted, all Shares beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement and the transactions contemplated hereby at the Shareholders Meeting.

                  6.21 Other Agreements. (a) The Company agrees that it shall use its reasonable best efforts promptly to enter into agreements for the sale of those Persons set forth on Section 6.21 of the Company Disclosure Letter (the "Section 6.21 Subsidiaries") on terms and conditions as favorable to the Company and its Subsidiaries as can be obtained and in accordance with the procedures agreed between the parties. The Company shall permit representatives of Parent to be fully involved in every aspect of such sales process and the Company shall retain such financial and legal advisors to effect such sales as Parent shall reasonably request. Except as may otherwise be agreed, the terms and conditions of all agreements for sale or other agreements in connection with the sales process shall be subject to Parent's prior approval, which will not be unreasonably withheld or delayed.
The Company and its Subsidiaries shall not be required in connection with effecting these sales to take any action that would adversely affect Spinco and its Subsidiaries. Transaction expenses incurred in connection with such sales shall not be deemed to be "Transaction Expenses" for purposes of this Agreement and shall not be required to be paid by Spinco pursuant to Section 7.03 of the Distribution Agreement. Parent and the Company each agree that it shall use its reasonable best efforts to obtain waivers of regulatory requirements in the jurisdictions of the Section 6.21 Subsidiaries that otherwise could delay or prevent satisfaction of the conditions set forth in Section 7.1(b).

                  (b) The Company agrees that in carrying out the transactions contemplated by the Distribution Agreement it shall use its reasonable best efforts (consistent with and subject to the terms and conditions of the Transaction Agreements) to minimize the creation of liabilities of the Company and its Subsidiaries. The Company shall keep Parent informed on a regular basis concerning the developments in the transactions contemplated by the Transaction Agreements and the means by which such transactions are effected and, subject to any existing agreements as to the means of effecting the transactions that are reflected in the Distribution Agreement, the Company shall give reasonable consideration to Parent's views on the means by which such transactions are effected.

                  (c) In connection with the Spin-Off, the Company and Spinco shall enter into a trademark licensing agreement (the "Chinese Mark Agreement") pursuant to which the Company shall grant to Spinco a perpetual, exclusive, and royalty-free license to use the Chinese name and/or characters associated with the name "Aetna" or related logo, identified on Schedules D or I of the Distribution Agreement (including, to the extent held by the Company or any of its Subsidiaries or Spinco or any of its Subsidiaries, all forms and transliterations thereof, the "Chinese Mark") in connection with the Spinco Business (as that term is defined in the Distribution Agreement) in the United States. The Company acknowledges that the rights, title to and interest in the Chinese Mark and the associated Intellectual Property Rights (as defined in the Distribution Agreement) (the "Aetna China Name Rights") shall be owned by a member of the Aetna Group following the Spin-Off. The Chinese Mark Agreement shall contain such other terms and conditions as the parties may agree, which terms and conditions shall be no less favorable to Spinco than the terms and conditions of the Trademark Licensing Agreement are to the Company (taking into account those issues which may arise by virtue of the fact that the Chinese

Mark is a translation of an Intellectual Property Right which will, following the Spin-Off, be owned by Spinco).

                  (d) On or prior to the Effective Time, Parent or its Affiliates shall use its reasonable best efforts to procure insurance coverage having the terms and conditions set forth in Section 6.21 of the Parent Disclosure Letter or insurance policies procured by Parent or its Affiliates to cover similar risks (the "Coverage Policies"). The Company agrees that, in connection with any such Coverage Policies, the Company shall contribute or cause to be contributed as a capital contribution to Aetna Retirement Services, Inc., cash in an amount equal to Parent's actual cost of obtaining such Coverage Policies, or a portion of such cost not to exceed $30 million, or in the event Parent notifies the Company that such Coverage Policies are unavailable on commercially reasonable terms and conditions, $30 million, and the amount of any such contribution shall not increase the Net Capital Contribution Amount.

                  (e) Prior to the Effective Time, the Company shall contribute, or cause to be contributed, to the capital of Aetna Retirement Services, Inc. an amount equal to $3.97 million.

                  6.22 Headquarters and Related Matters. Parent agrees to cause the Surviving Corporation to maintain the principal corporate offices of the Company's qualified plan operations in the city of Hartford, in the State of Connecticut for at least three (3) years following the Effective Time and Parent intends to cause the Company and its Subsidiaries to maintain employment levels in and around the city of Hartford at substantially current levels, less normal attrition.

                  6.23 Asia. Parent agrees that for one year from the Effective Time, unless there is a material change in circumstances at ING and its Subsidiaries, Parent shall not permit the Company and its Subsidiaries to sell the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia; provided that the foregoing shall not limit the right of Parent to sell minority interests in such Subsidiaries.
                  6.24 Confidentiality. The parties hereby acknowledge and agree that the provisions of the Confidentiality Agreement (as defined below) shall apply with respect to all information provided hereunder to Parent or any of its Affiliates or Representatives (as such term is defined in the Confidentiality Agreement).


                                   ARTICLE VII

                                   Conditions

                  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable law and the certificate and by-laws of the Company.

                  (b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act and applicable Insurance Laws shall have expired or been terminated and (ii) other than the filing provided for in Section 1.4 and filings, if any, required under the environmental transfer acts of the states of New Jersey and Connecticut, all notices, reports and other filings required to be made prior to the Effective Time by Spinco, the Company or Parent or any of their respective Subsidiaries or Joint Ventures with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Spinco, the Company or Parent or any of their respective Subsidiaries or Joint Ventures from, any Governmental Entity in connection with the execution and delivery of the Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby by Spinco, the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), other than (in the case of jurisdictions other than the United States, the Netherlands, the People's Republic of China, Hong Kong, Mexico, Poland, Malaysia and Taiwan) those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely (as compared to the situation in which they are made or obtained and taking into account all possible consequences to Parent and its Subsidiaries, Spinco and its Subsidiaries and the Company and its Subsidiaries and Joint Ventures of consummating the transactions contemplated by the Transaction Agreements without making or obtaining them) (A) to be material to the Company and its Subsidiaries and Joint Ventures, taken as a whole, (B) to be material to Parent and its Subsidiaries, taken as a whole, (C) to materially and adversely impact the reasonably anticipated economic and business benefits to Parent and its Subsidiaries of the transactions contemplated hereby, (D) to result in criminal liability or a more than de minimis civil fine or other penalty against Parent or any of its Affiliates, joint ventures or employees or against the Company or any of its Affiliates, Joint Ventures or employees or (E) to result in Parent and its Subsidiaries and joint ventures being prohibited from conducting, or materially limited in their ability to conduct, business in any jurisdiction (collectively, "Governmental Consents").

                  (c) Litigation. (i) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including any Insurance Law) (whether temporary, preliminary or permanent) (collectively, an "Order") that is in effect and restrains, enjoins or otherwise prohibits consummation of the Spin-Off or the Merger.

                  (ii) No Governmental Entity shall have instituted or threatened to institute any proceeding that seeks such an Order.

                  (d) Spin-Off. The Spin-Off shall have been consummated in accordance with the terms and subject to the conditions set forth in Section
3.02 of the Distribution Agreement.

                  7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement which are qualified by "Company Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of the Company set forth in Sections 5.1(a)(i) or (ii), 5.1(b), 5.1(c), 5.1(j), 5.1(p) and 5.1(q) of this Agreement which are not qualified by "Company Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (iii) the representations and warranties of the Company set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. Each of Spinco and the Company shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by the Transaction Agreements under any Contract to which Spinco or any of its Subsidiaries or the Company or any of its Subsidiaries, Joint Ventures or joint ventures is a party and conduct the businesses of the Company and its Subsidiaries, Joint Ventures and joint ventures substantially as presently conducted, except those for which the failure to obtain such consent or approval is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent, materially delay or materially impair the ability of Spinco or the Company to consummate the transactions contemplated by the Transaction Agreements and no such consent or approval, and, except as otherwise agreed in writing pursuant to this Agreement, no Governmental Consent shall require ING to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, Joint Ventures or joint ventures (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either the case of clause (i) or (ii), is reasonably likely to have a material adverse effect on the financial condition, properties, business or annual results of operations of the Company and its Subsidiaries, Joint Ventures and joint ventures, taken as a whole, or a material adverse effect on the financial condition, properties, business or annual results of operations of ING and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, Parent and Merger Sub agree that the failure to obtain any required consents or approvals as to which the Parent has actual knowledge (as determined at the time and as set forth in Section 5.2(d)(iii)) shall not give rise to a failure of the condition set forth in this Section 7.2(c) to be satisfied.

                  (d) Client Approvals. The approvals contemplated in Section
6.14 shall have been obtained for Fund Clients representing at least 85% of the total assets under management of Fund Clients as of the date hereof. "Total assets under management" means the aggregate of the net assets of the open-end and closed-end Fund Clients, as adjusted to eliminate increases or decreases attributable exclusively to positive or negative changes in the market value of portfolio assets as of the date hereof.

                  (e) Legal Opinions. Parent shall have received an opinion or opinions of counsel to the Company dated the Closing Date, addressing the legal matters set forth in Section 7.2(e) of the Company Disclosure Letter.

                  (f) Solvency Opinions. The Parent and the Company shall have received, each as an addressee thereof, copies of the "solvency opinions" delivered in connection with the Spin-Off.

                  (g) Spinco Debt Ratings. (i) At the Effective Time, Spinco shall have a post-Spin-Off investment grade debt rating of at least BBB from Standard & Poor's Corporation or Baa2 from Moody's Investors Services, Inc. as to long-term senior unsecured debt (or the equivalent for issuers which do not have long-term senior unsecured debt outstanding) and (ii) the Company shall have delivered written evidence, dated as of the Closing Date, from such rating agency evidencing such rating. For the avoidance of doubt, the parties hereto acknowledge and agree that possession of one such rating shall satisfy this condition.

                  7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of ING, Parent and Merger Sub set forth in this Agreement which are qualified by "Parent Material Adverse Effect" shall each be true and correct as so qualified as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), (ii) the representations and warranties of ING, Parent and Merger Sub set forth in
Section 5.2(a), 5.2(b), 5.2(c) and 5.2(f) of this Agreement which are not qualified by "Parent Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and (iii) the representations and warranties of ING, Parent and Merger Sub set forth in this Agreement other than those contemplated by clauses (i) and (ii) hereof (without giving effect to any qualifications as to "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or other similar qualifications) would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                  (b) Performance of Obligations of ING, Parent and Merger Sub. Each of ING, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing

Date, and the Company shall have received a certificate signed on behalf of ING, Parent and Merger Sub by authorized officers of ING and Parent to such effect.

                  (c) Consents Under Agreements. ING shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which ING or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect and no Governmental Approvals required to be obtained from any Governmental Entity by the Company or Spinco or any of Spinco's Subsidiaries in connection with the consummation of the Spin-Off shall be subject to terms or conditions reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, business or annual results of operations of Spinco and its Subsidiaries, taken as a whole.

                  (d) Guarantee of Company Debt. ING shall have entered into the supplemental indentures required by Section 6.19 of this Agreement.


                                  ARTICLE VIII

                                   Termination

                  8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by holders of shares of Common Stock of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

                  8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either the Company or Parent (and written notice to the other party) if (a) the Merger shall not have been consummated by August 31, 2001 whether such date is before or after the date of approval by the holders of Shares of the Company (the "Termination Date"); provided, however, that the Termination Date shall be automatically extended for two (2) months (the "Extended Date"), if, on August 31, 2001: (i) any of the Governmental Consents described in 7.1(b) have not been obtained or waived, (ii) each of the other conditions to the consummation of the Merger set forth in Article VII has been satisfied or waived or remains capable of satisfaction, and (iii) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith; (b) the approval of the holders of shares of Common Stock required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); or (d) any Law is in effect or is adopted or issued which has the effect of prohibiting the Spin-Off or the Merger; provided further, however, that the right to terminate this Agreement pursuant to clause
(a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

                  8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time if: (a) whether before or after the approval of the holders of shares of Common Stock referred to in Section 7.1(a), by action of the board of directors of the Company and written notice to Parent, there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.3(a) or Section 7.3(b); or
(b) in accordance with, and subject to the terms and conditions of, Section 6.2(b).

                  8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent and written notice to the Company if:
(a) the board of directors of the Company shall have withdrawn or adversely modified its adoption or recommendation of this Agreement or the transactions contemplated hereby or shall have approved or recommended an Acquisition Proposal; or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in Section 7.2(a) or Section 7.2(b); or (c) Shares or other securities or assets are issued or delivered pursuant to the terms of the Rights Agreement upon or following the occurrence of a Section 13 Event (as defined in the Rights Agreement) or an Acquiring Person (as defined in the Rights Agreement) becoming such.

                  8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any deliberate breach of this Agreement occurring prior to such termination. The parties further agree that if the Company is or becomes obligated to pay a termination fee pursuant to Section 8.5(b), the right of Parent to receive such termination fee shall be the sole remedy for damages of Parent with respect to the facts and circumstances giving rise to such payment obligation except for any deliberate breach of this Agreement. No party may assert a claim for damages for any inaccuracy of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the termination of this Agreement.

                  (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.4(a), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b), then the Company shall, promptly, but in no event later than one business day after the date of such termination, pay Parent a termination fee of one hundred sixty-five million dollars ($165,000,000) (the "Termination Fee") and shall promptly, but in no event later than one business day after being notified of the amount of all documented out-of-pocket charges and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of ten million dollars ($10,000,000) ("Out-of-Pocket Expenses"), pay to Parent an amount equal to the Out-of-Pocket Expenses, in each case payable by wire transfer of same day funds. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b), then (A) the Company shall promptly, but in no event later than one business day after being notified of the Out-of-Pocket Expenses by Parent, pay to Parent an amount equal to the Out-of-Pocket Expenses, payable by wire transfer of same day funds and (B) if, in the case of clause (i), a bona fide Acquisition Proposal shall have become public or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of the Shareholders Meeting or if, in the case of clause (ii), this Agreement is terminated by Parent pursuant to Section 8.4(b) as a result of a deliberate breach by the Company and a bona fide Acquisition Proposal shall have been made to the Company or become public or any Person shall have announced to the Company or publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal prior to the date of termination, and in the case of each of clause (i) and clause (ii), within fifteen (15) months from the date of termination, the Company executes and delivers a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that in the event the board of directors of the Company recommends the acceptance by the shareholders of the Company of a third-party tender offer or exchange offer for at least a majority of the outstanding Shares, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been executed), the Company shall promptly, but in no event later than one business day after the date of such execution and delivery, or consummation, as the case may be, pay Parent the Termination Fee. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                            Miscellaneous and General

                  9.1 Survival. This Article IX and the agreements of the Company, ING, Parent and Merger Sub contained in Article IV, Sections 6.7 (Stock Exchange), 6.11 (Expenses), 6.12 (Indemnification; Directors' and Officers' Insurance), 6.13(b) and (c) (Compliance with 1940 Act Section 15), 6.19 (Company
Debt), 6.22 (Headquarters and Related Matters), 6.23 (Asia) and 6.24 (Confidentiality) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement (it being understood that this sentence shall not limit the rights of any party hereto under Section 8.5 of this Agreement).

                  9.2 Modification or Amendment. (a) Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  (b) Each of the parties hereto acknowledges and agrees that, except as otherwise contemplated by the relevant agreement, the Company may amend or modify any Transaction Agreement (other than this Agreement) only with the written consent of Parent. Parent agrees that it will not withhold any such consent if such proposed amendment or modification would not reasonably be expected to adversely affect in any respect any of ING, Parent, the Company and its Subsidiaries and their respective Affiliates, or prevent or materially delay or impair the consummation of the transactions hereby.

                  9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO PROVISIONS RELATING TO THE IMPLEMENTATION OF THE MERGER THAT ARE REQUIRED BY CONNECTICUT LAW TO BE GOVERNED BY THE LAW OF THE STATE OF CONNECTICUT, WHICH PROVISIONS SHALL BE GOVERNED BY CONNECTICUT LAW, IN EACH CASE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of the Transaction Agreements and of any documents referred to in the Transaction Agreements, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that any Transaction Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING

TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                  9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to ING, Parent or Merger Sub

                  ING America Insurance Holdings, Inc.
                  in c/o ING North America Insurance Corp.
                  5780 Powers Ferry Road, NW
                  Atlanta, Georgia  30327-4390
                  Attention:        Michael W. Cunningham
                                    Executive Vice President &
                                    Chief Financial Officer
                                    Fax:  770-980-3303

                                    B. Scott Burton
                                    Senior Vice President &
                                    Chief Counsel
                                    Fax:  770-850-7660
                  with copies to:

                  ING Groep N.V.
                  Strawinskylaan 2631, 1077 ZZ Amsterdam,
                  P.O. Box 810,
                  1000 Av.  Amsterdam, the Netherlands
                  Attention:        Fred Hubbell
                                    Executive Board Member
                                    Fax:  +31-20-541-5402

                                    Diederik van Wassenaer
                                    General Counsel
                                    Fax:  +31-20-541-8723

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York  10004
                  Attention:        Joseph B. Frumkin, Esq.,
                                    William D. Torchiana, Esq.
                                    Fax:  212-558-3588

                  if to the Company

                  Aetna Inc.
                  151 Farmington Avenue
                  Hartford, CT 06156-7505
                  Attention:        L. Edward Shaw, Jr.
                                    General Counsel
                                    William J. Casazza
                                    Corporate Secretary
                                    Fax: 860-273-8340
                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:        Lewis B. Kaden, Esq.
                                    David L. Caplan, Esq.
                                    Fax:  212-450-4800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                  9.7 Entire Agreement; No Other Representations. This Agreement (including, any annexes, exhibits or schedules hereto or thereto and other documents executed in connection herewith), the Company Disclosure Letter and the Confidentiality Agreement, dated May 25, 2000 (the "Confidentiality Agreement"), between Parent and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

                  9.8 No Third Party Beneficiaries. Except as provided in
Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company or Spinco to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause Spinco or such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Parent acknowledges that neither the Company nor any of its Subsidiaries possesses the power to control the Joint Ventures. Accordingly, whenever this Agreement requires, or limits or restricts the ability of, the Company or any of its Subsidiaries to take any action with respect to a Joint Venture or joint venture, the Company and its Subsidiaries shall be deemed to have fully satisfied all of such obligations under this Agreement with respect to such Joint Venture or joint venture if it has used its reasonable best efforts to cause the Joint Venture or joint venture, as the case may be, to comply with such obligations under this Agreement; provided, however, that the foregoing shall not require the Company, its Subsidiaries, Joint Ventures or joint ventures to (i) take or fail to take any action that would reasonably be expected to adversely affect in any respect any of Spinco or any of its Subsidiaries or prevent or materially delay or impair the consummation of the Transactions or (ii) pay any money to any third party in connection with carrying out its obligations under this sentence.

                  9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger and the Spin-Off shall be paid in accordance with the Distribution Agreement.

                  9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  9.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in this Agreement, the antecedent of any personal pronoun shall be deemed to be only the next preceding proper noun or nouns, as appropriate for such pronoun. As used in this Agreement, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation. Except as otherwise explicitly provided herein, all references in this Agreement to (i) the "Company," "ING" or "Parent" shall be deemed to be a reference only to such company and not to any direct or indirect subsidiaries of such company or (ii) to documents or other materials having been "made available" to Parent shall be deemed to be a reference to a document or other materials made available to Parent in the Company's data room in Hartford, Connecticut before June 9, 2000 or was actually delivered to an employee or Representative of Parent.

                  9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent

Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.


                  9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.


                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                   AETNA INC.


                                   By: /s/ ALFRED P. QUIRK, JR.
                                      -------------------------
                                   Name:  Alfred P. Quirk, Jr.
                                   Title: Vice President-Finance and Treasurer


                                   ING AMERICA INSURANCE HOLDINGS, INC.



                                   By: /s/ MICHAEL W. CUNNINGHAM
                                      -------------------------
                                   Name:  Michael W. Cunningham
                                   Title: Executive Vice President and
                                          Chief Financial Officer


                                   ANB ACQUISITION CORP.


                                   By: /s/ MICHAEL W. CUNNINGHAM
                                      ---------------------------
                                   Name:  Michael W. Cunningham
                                   Title: President


                                   ING GROEP N.V.
                                   (solely for the purpose of Sections 4.2, 4.3, 5.2, 6.3, 6.5, 6.8, 6.12, 6.18,
                                   6.19, 6.20 and Article IX)


                                   By: /s/ MICHAEL W. CUNNINGHAM
                                      ---------------------------
                                   Name:  Michael W. Cunningham
                                   Title: Attorney-in-Fact

                                                                        ANNEX A

                                    FORM OF

                             DISTRIBUTION AGREEMENT

                                    between

                                   Aetna Inc.

                                      and

                           Aetna U.S. Healthcare Inc.

                             ---------------------

                            DATED AS OF [    ], 2000

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions......................................................2

                                   ARTICLE 2
                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

SECTION 2.01.  Contribution of Contributed Subsidiaries.........................15
SECTION 2.02.  Transfers of Certain Assets to Spinco Group......................15
SECTION 2.03.  Transfers of Certain Assets to Aetna Group.......................15
SECTION 2.04.  Assumption of Certain Liabilities................................16
SECTION 2.05.  Agreement Relating to Consents Necessary to Transfer Assets......16

                                   ARTICLE 3
                                THE DISTRIBUTION

SECTION 3.01.  Cooperation Prior to the Distribution............................17
SECTION 3.02.  Aetna Board Action; Conditions Precedent to the Distribution.....18
SECTION 3.03.  The Distribution.................................................19
SECTION 3.04.  Stock Dividend...................................................19
SECTION 3.05.  Fractional Shares................................................19

                                   ARTICLE 4
                       INDEMNIFICATION AND OTHER MATTERS

SECTION 4.01.  Spinco Indemnification of Aetna Group............................20
SECTION 4.02.  Aetna Indemnification of Spinco Group............................20
SECTION 4.03.  Insurance and Third Party Obligations; Limitation on Liability...21
SECTION 4.04.  Notice and Payment of Claims.....................................22
SECTION 4.05.  Notice and Defense of Third-Party Claims.........................22
SECTION 4.06.  Non-Exclusivity of Remedies......................................25

                                   ARTICLE 5
                    EMPLOYEE MATTERS AND TRANSITION SERVICES

                                                                                Page
                                                                               ------
SECTION 5.01. Employee Matters Generally..........................................25



SECTION 5.02. Transition Services Matters Generally...............................25

                                   ARTICLE 6
                             ACCESS TO INFORMATION

SECTION 6.01. Provision of Corporate Records......................................25
SECTION 6.02. Access to Information...............................................26
SECTION 6.03. Litigation Cooperation..............................................26
SECTION 6.04. Reimbursement.......................................................27
SECTION 6.05. Retention of Records................................................27
SECTION 6.06. Confidentiality.....................................................27
SECTION 6.07. Preservation of Privilege...........................................28
SECTION 6.08. Inapplicability of Article 6 to Tax Matters.........................29

                                   ARTICLE 7
                            CERTAIN OTHER AGREEMENTS

SECTION 7.01. Intercompany Accounts...............................................29
SECTION 7.02. Trademarks; Trade Names.............................................30
SECTION 7.03. Further Assurances and Consents.....................................31
SECTION 7.04. Noncompetition and Non-Solicitation.................................31
SECTION 7.05. Third Party Beneficiaries...........................................32
SECTION 7.06. Intellectual Property Rights and Licenses...........................32
SECTION 7.07. Insurance...........................................................32
SECTION 7.08. Prohibition on Certain Sales........................................34
SECTION 7.09. Brazilian Certificate of Foreign Capital Registration...............34

                                   ARTICLE 8
                                 MISCELLANEOUS

SECTION 8.01. Notices.............................................................34
SECTION 8.02. Amendments; No Waivers..............................................36
SECTION 8.03. Expenses............................................................36
SECTION 8.04. Successors and Assigns..............................................37
SECTION 8.05. Governing Law.......................................................37
SECTION 8.06. Counterparts; Effectiveness.........................................37
SECTION 8.07. Entire Agreement....................................................37

                                                                               Page
                                                                              ------


SECTION 8.08.  Tax Sharing Agreement; Set-Off; Payment of After-Tax Amounts
               Certain Transfer Taxes..............................................37
SECTION 8.09.  Jurisdiction........................................................38
SECTION 8.10.  Pre-Litigation Dispute Resolution...................................39
SECTION 8.11.  Severability........................................................39
SECTION 8.12.  Survival............................................................39
SECTION 8.13.  Captions............................................................39
SECTION 8.14.  Specific Performance................................................39
Schedule A        --   Spinco Assets - Contracts
Schedule B        --   Spinco Assets - Other Assets, Properties and Business
Schedule C        --   Spinco Group Liabilities
Schedule D        --   Spinco Intellectual Property Rights
Schedule E        --   Spinco Litigation
Schedule F        --   Aetna Assets - Contracts
Schedule G        --   Aetna Assets - Other Assets, Properties and Business
Schedule H        --   Aetna Group Liabilities
Schedule I        --   Aetna Intellectual Property Rights
Schedule 2.01     --   Contribution of Contributed Subsidiaries
Schedule 7.01     --   Existing Arrangements
Schedule 7.04(a)  --   Noncompetition
Schedule 7.07     --   Group Policies
Exhibit A         --   Employee Benefits Agreement
Exhibit B         --   Term Sheet for Software Licensing Agreement
Exhibit C         --   Tax Sharing Agreement
Exhibit D         --   Term Sheet for Trademark Assignment Agreement
Exhibit E         --   Term Sheet for Trademark Licensing Agreement
Exhibit F         --   Term Sheet for Transition Services Agreement
Exhibit G         --   Term Sheet for Lease Agreement
Exhibit H         --   Term Sheet for CityPlace Agreement

                                                                           PAGE
                                                                           ----
Schedule A        --   Spinco Assets - Contracts
Schedule B        --   Spinco Assets - Other Assets, Properties and Business
Schedule C        --   Spinco Group Liabilities
Schedule D        --   Spinco Intellectual Property Rights
Schedule E        --   Spinco Litigation
Schedule F        --   Aetna Assets - Contracts
Schedule G        --   Aetna Assets - Other Assets, Properties and Business
Schedule H        --   Aetna Group Liabilities
Schedule I        --   Aetna Intellectual Property Rights
Schedule 2.01     --   Contribution of Contributed Subsidiaries
Schedule 7.01     --   Existing Arrangements
Schedule 7.04(a)  --   Noncompetition
Schedule 7.07     --   Group Policies
Exhibit A         --   Employee Benefits Agreement
Exhibit B         --   Term Sheet for Software Licensing Agreement
Exhibit C         --   Tax Sharing Agreement
Exhibit D         --   Term Sheet for Trademark Assignment Agreement
Exhibit E         --   Term Sheet for Trademark Licensing Agreement
Exhibit F         --   Term Sheet for Transition Services Agreement
Exhibit G         --   Term Sheet for Lease Agreement
Exhibit H         --   Term Sheet for CityPlace Agreement

                         FORM OF DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT dated as of [       ], 2000 (this "AGREEMENT")
between Aetna Inc., a Connecticut corporation ("AETNA"), and Aetna U.S. Healthcare Inc., a Pennsylvania corporation ("SPINCO").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Spinco is presently a wholly-owned subsidiary of Aetna;

         WHEREAS, the Board of Directors of Aetna has determined that it is in the best interests of Aetna, its shareholders and Spinco that all outstanding shares of Spinco Common Stock (as defined below) be distributed pro rata to Aetna's shareholders (provided that all conditions precedent to the Distribution have been satisfied) and that, pursuant to an agreement and plan of restructuring and merger dated as of July 19, 2000 ("MERGER AGREEMENT") among Aetna, ING Groep N.V., a corporation organized under the laws of the Netherlands ("ACQUIROR"), ING America Insurance Holdings, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror ("PARENT"), and ANB Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), Merger Subsidiary be merged with and into Aetna, as a result of which Aetna will become a wholly-owned subsidiary of Parent (the "MERGER");

         WHEREAS, for United States federal income Tax (as defined below) purposes, it is intended that the holders of common stock of Aetna be treated as having received cash consideration from Parent and the Spinco Common Stock in redemption and disposition of the outstanding Aetna Common Stock (as defined below);

         WHEREAS, Aetna is concurrently herewith entering into, or proposes to enter into prior to or on the Distribution Date (as defined below), the Ancillary Agreements (as defined below); and

         WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

         "ACQUIROR" has the meaning set forth in the recitals.

         "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

         "AELTUS NAME RIGHTS" means all of Aetna's right, title and interest in and use of the "Aeltus" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

         "AETNA" has the meaning set forth in the recitals.

         "AETNA ASSETS" means all assets as reflected in the unaudited pro forma consolidated balance sheet as of March 31, 2000 of Aetna and its Subsidiaries set forth in Section 5.1(e)(iv) of the Company Disclosure Schedule accompanying the Merger Agreement (except for those assets disposed of in accordance with or expressly permitted by the Merger Agreement) together with all other assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by (i) Aetna, Aetna Services or any member of the Spinco Group that relate primarily to the Aetna Business or (ii) any Aetna Subsidiary. Without limitation and for the avoidance of doubt, the following items are, and shall be, "AETNA ASSETS" (and are not, and shall not be, Spinco Assets):

         (a) all rights of the Aetna Group (but excluding any and all rights of the Spinco Group) under the Merger Agreement, the Confidentiality Agreement and the Distribution Documents;

          (b) all Aetna Intellectual Property Rights;

          (c) all rights under the Contracts listed on Schedule F hereto;

          (d) the other assets, properties and business listed on Schedule G hereto; and

          (e) all goodwill associated with the Aetna Business or the Aetna Assets, together with the right to represent to third parties that Aetna Group is the successor to the Aetna Business.

         "AETNA BENEFITS LIABILITIES" means the AI Assumed Liabilities as defined in the Employee Benefits Agreement.

         "AETNA BUSINESS" means the businesses and operations of the Aetna Subsidiaries as conducted as of the date hereof.

         "AETNA CHINA NAME RIGHTS" shall have the meaning assigned to such term in the Merger Agreement.

         "AETNA COMMON STOCK" means the common stock, par value $.01 per share, of Aetna.

         "AETNA ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business (as currently or previously conducted), or the ownership or use of assets or property in connection therewith (including, without limitation, offsite disposal), or (ii) any Aetna Subsidiary; which, in either case, arise under or relate to Environmental Laws, but shall exclude any such Liabilities to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business.

         "AETNA GROUP" means Aetna, Aetna Services, the Aetna Subsidiaries and all successors to each of those Persons.

         "AETNA GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all of the following Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time: (i) all Liabilities of or relating to Aetna, Aetna Services or any member of the Spinco Group to the extent arising from the conduct of, in connection with or relating to, the Aetna Business, or the ownership or use of assets or property in connection therewith, (ii) all Liabilities of or relating to any Aetna Subsidiary except to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or ownership or use thereof, (iii) the Liabilities set forth on Schedule H hereto, (iv) the Company Debt, and (v) the Aetna Benefits Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "AETNA GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution
Time: (a) any Liabilities arising in connection with the Aetna Assets, (b) the Aetna Environmental Liabilities, (c) all Liabilities arising under Contracts entered into by any of the Aetna Subsidiaries, including, without limitation, any such Contract relating to the acquisition or disposition of assets, securities or businesses (other than any such Contracts relating to the Domestic P&C Business) and (d) all other Liabilities of the Aetna Group under the Merger Agreement or any Ancillary Agreement. However, notwithstanding the foregoing, "AETNA GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (since such Liabilities shall be governed by the Tax Sharing Agreement), and (2) other Liabilities to the extent specifically retained or assumed by the Spinco Group.

         "AETNA INDEMNITEE" has the meaning set forth in Section 4.01(a).

         "AETNA INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Aetna Group or the Spinco Group or (ii) owned by a third party and licensed or sublicensed to a member of the Aetna Group or the Spinco Group, in either case held for use or used primarily in the conduct of the Aetna Business including, without limitation, the Aetna China Name Rights, the Aeltus Name Rights and the Intellectual Property Rights listed on Schedule I hereto, but excluding the Aetna Name Rights.

         "AETNA NAME RIGHTS" has the meaning set forth in this Section 1.01 in the definition of "SPINCO INTELLECTUAL PROPERTY RIGHTS".

         "AETNA SERVICES" means Aetna Services, Inc., a Connecticut corporation.

         "AETNA SHAREHOLDERS" means the holders of the Aetna Common Stock.

         "AETNA SUBSIDIARIES" means (i) the direct and indirect Subsidiaries of Aetna Services other than the Contributed Subsidiaries (and, subject to obtaining all required approvals, shall include Pacific Aetna Life Insurance Ltd., if and from such time as the joint venture interest in such company held by Aetna Life Insurance Company is transferred to another Aetna Subsidiary),
(ii) the respective direct and indirect Subsidiaries of the Persons referred to in clause (i) and (iii) the respective minority ownership interests of the Persons referred to in clauses (i) and (ii).

         "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act (as defined herein) as of the date hereof, provided however, that except when referred to as an "EXISTING AFFILIATE," for purposes of this

Agreement, no member of one Group shall be treated as an Affiliate of any member of the other Group.

         "AGREEMENT" has the meaning set forth in the recitals.

         "ANCILLARY AGREEMENTS" means each of the Chinese Mark Agreement, Employee Benefits Agreement, the Lease Agreement, the CityPlace Agreement, the Software Licensing Agreement, the Tax Sharing Agreement, the Trademark Assignment Agreement, the Trademark Licensing Agreement and the Transition Services Agreement.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York or Hartford, Connecticut.

         "CHINESE MARK AGREEMENT" shall have the meaning assigned to such term in the Merger Agreement.

         "CITYPLACE AGREEMENT" means the agreement to be entered into on or before the Distribution Date between Aetna (or Aetna Services) and Spinco (or one of its Affiliates, in which case Spinco shall guarantee the obligations of such Affiliate) in respect of the CityPlace property, reflecting the terms set forth on Exhibit H hereto.

         "COMMISSION" means the Securities and Exchange Commission.

         "COMPANY DEBT" shall have the meaning assigned to the term "Long Term Debt" in the Merger Agreement.

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of May 25, 2000 between Parent and Aetna.

         "CONTRACTS" means any agreements, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

         "CONTRIBUTED SUBSIDIARIES" means (i) Aetna Life Insurance Company, a Connecticut corporation, Aetna Health and Life Insurance Company, a Connecticut corporation, Aetna Risk Indemnity Company Limited, a Bermuda corporation, Aetna Realty Investments I, Inc., a Connecticut corporation, AE Housing Corp, a Connecticut corporation, Aetna Business Resources, Inc., a Connecticut corporation, AE Fifteen, Incorporated, a Connecticut corporation, Luettgens Limited, a Connecticut corporation, AUSHC Holdings, Inc., a

Connecticut corporation, ASI Wings, L.L.C., a Delaware limited liability company, Aetna Life & Casualty Bermuda Limited, a Bermuda corporation, Aetna Foundation, Inc., a Connecticut non-stock corporation, Aelan Inc., a Connecticut corporation, (ii) any subsidiaries formed for the purpose of effecting the Restructuring, (iii) the respective direct and indirect Subsidiaries of the Persons referred to in clauses (i) and (ii) and (iv) the respective minority ownership interests of the Persons referred to in clauses
(i), (ii) and (iii).

         "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing;

         "DAMAGES" means, with respect to any Person, any and all damages (including punitive and consequential damages), losses, Liabilities and expenses incurred or suffered by such Person (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

         "DISTRIBUTION" means the distribution by Aetna, pursuant to the terms and subject to the conditions hereof, of all of the outstanding shares of Spinco Common Stock to the Aetna Shareholders of record as of the Record Date.

         "DISTRIBUTION AGENT" means First Chicago Trust Company of New York.

         "DISTRIBUTION DATE" means the Business Day on which the Distribution is effected.

         "DISTRIBUTION DOCUMENTS" means this Agreement and the Ancillary Agreements and any other agreements or documents entered into to effect the transactions contemplated hereby or by the Ancillary Agreements (but excluding the Confidentiality Agreement and the Merger Agreement).

         "DISTRIBUTION TIME" means the time immediately before the Merger Effective Time (as defined below).

         "DOMESTIC P&C BUSINESS" means the property and casualty insurance business and operations formerly conducted by Aetna or any of its Former or Existing Affiliates in the United States.

         "EMPLOYEE BENEFITS AGREEMENT" means the Employee Benefits Agreement substantially in the form attached as Exhibit A hereto to be entered into on or before the Distribution Date between Aetna and Spinco.

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXISTING AFFILIATE" means any Affiliate of Aetna as of the date hereof and not giving effect to this Agreement, the Restructuring or the Merger.

         "FINALLY DETERMINED" means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award, or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in
Section 8.10 or otherwise and, in the case of each of clauses (i) and (ii), the claimants' rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

         "FORM 10" means the registration statement on Form 10 to be filed by Spinco with the Commission to effect the registration of Spinco Common Stock (as defined below) pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

         "FORMER AFFILIATE" means any Person (as defined below) that, at any time prior to the date hereof and without giving effect to this Agreement was, but has ceased to be, an Affiliate of Aetna and/or Aetna Services.

         "GOVERNMENTAL ENTITY" means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, tribunal, body or other governmental, quasi-governmental or self-regulatory entity.

         "GROUP" means, as the context requires, the Spinco Group (as defined below) or the Aetna Group (as defined below).

         "GROUP POLICIES" means all Policies, current or past, which prior to the Distribution Time are or at any time were maintained by or on behalf of or for the benefit or protection of Aetna, any Existing Affiliate or any Former Affiliate (or any of their predecessors) and/or one or more of the current or past directors, officers, employees or agents of any of the foregoing including, without limitation, the Policies identified on Schedule 7.07 hereto but excluding any Policies under which any Aetna Subsidiary is the named insured.

         "INCENTIVE AMOUNT" shall have the meaning assigned to such term in writing by Parent and Aetna.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 4.04.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 4.04.

         "INFORMATION STATEMENT" means the information statement to be sent to each Aetna Shareholder of record as of the Record Date in connection with the Distribution.

         "INSURANCE PROCEEDS" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

         "INSURED CLAIMS" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Group Policies, whether or not subject to premium adjustments, deductibles, retentions, co-insurance, cost of reserve paid or held by or for the benefit of the applicable insured(s), uncollectability or retrospectively-rated premiums, but only to the extent that such Liabilities are within applicable Group Policy limits, including aggregates.

         "INTELLECTUAL PROPERTY RIGHTS" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations,


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


derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

         "LAW" means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

         "LEASE AGREEMENT" means the Lease Agreement to be entered into prior to or as of the Distribution Date between Aetna (or an Affiliate of Aetna, in which case the obligations of such Affiliate shall be guaranteed by Aetna) and Aetna Life Insurance Company in respect of the property (the "TOWER") situated at 151 Farmington Avenue, Hartford, Connecticut 06156 reflecting the terms set forth on Exhibit G hereto.

         "LIABILITY" or "LIABILITIES" means any and all claims, debts, liabilities, assessments, costs (including, with respect to matters under Environmental Laws, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring), deficiencies, charges, demands, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs, interest and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys' and expert witnesses' fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including those relating to an Indemnified Party's own negligence or other misconduct.

         "LICENSED MARKS AND NAMES" has the meaning set forth in Section 7.02.

         "MERGER" has the meaning set forth in the recitals.

         "MERGER AGREEMENT" has the meaning set forth in the recitals.

         "MERGER EFFECTIVE TIME" shall have the meaning assigned to the term Effective Time in the Merger Agreement.

         "MERGER SUBSIDIARY" has the meaning set forth in the recitals.

         "NYSE" has the meaning set forth in Section 3.01(d).

         "PARENT" has the meaning set forth in the recitals.

         "PERMITTED TRADEMARK PERIOD" means the three year period commencing on the Distribution Date, subject to any limitations set forth in the Trademark Licensing Agreement.

         "PERMITTED SALES PROCEEDS" and "PERMITTED SALES" shall have the meanings assigned to such terms in the Merger Agreement.

         "PERSON" means any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "POLICIES" means insurance policies and insurance contracts of any kind, including, without limitation, primary, excess and umbrella policies, directors and officers', errors and omissions, commercial general liability policies, life and benefits policies and contracts, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

         "PROXY STATEMENT" means the proxy statement of Aetna to be filed with the Commission pursuant to the Exchange Act in connection with the Merger.

         "RECORD DATE" means the date determined by Aetna's Board of Directors (or by a committee of that board or any other Person acting under authority duly delegated to that committee or Person by Aetna's Board of Directors or a committee of that Board) as the record date for determining the Aetna Shareholders of record entitled to receive the Distribution.

         "REPRESENTATIVES" has the meaning set forth in Section 6.06.

         "RESTATED SPINCO CHARTER" means the restated certificate of incorporation of Spinco, which shall be in such form as the Board of Directors of Spinco reasonably determines.

         "RESTRUCTURING" means the contributions pursuant to Section 2.01 hereof, the settlement of intercompany accounts and repayment of Short Term Debt (as defined below) in accordance with Section 7.01 hereof, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHORT TERM DEBT" means any indebtedness for borrowed money with a maturity of less than one year at the time of issuance.

         "SOFTWARE LICENSING AGREEMENT" means the Software Licensing Agreement to be entered into prior to or as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit B hereto.

         "SPINCO" has the meaning set forth in the recitals.

         "SPINCO ASSETS" means all assets, leases, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Aetna, Aetna Services or any member of the Spinco Group, excluding the Aetna Assets. Without limitation and for the avoidance of doubt, the following items are, and shall be, "SPINCO ASSETS" (and are not, and shall not be, Aetna Assets):

              (a) all right, title and interest in the real property situated at 151 Farmington Avenue, Hartford, Connecticut 06156 (subject to the rights of the Aetna Group under the Lease Agreement), together with all buildings, fixtures, and improvements erected thereon;

              (b) all rights of the Spinco Group (but excluding any and all rights of the Aetna Group) under the Distribution Documents;

              (c) to the extent relating to the business, assets or employees of any member of the Spinco Group, all rights of Aetna under the Confidentiality Agreement and the confidentiality agreements entered into by Aetna with potential purchasers of Aetna or certain of Aetna's businesses during June and July 2000;

              (d) all cash and cash equivalents, including all bank account balances and petty cash, of Aetna and Aetna Services (provided, however, that the cash positions of Aetna and Aetna Services cannot be increased or decreased in a manner that violates the Merger Agreement);

              (e) all Spinco Intellectual Property Rights;

              (f) all rights under the Contracts listed on Schedule A hereto;

              (g) the other assets, properties and business listed on Schedule B hereto;

              (h) the Permitted Sales Proceeds from the Permitted Sales and the Incentive Amount; and

              (i) all goodwill associated with the Spinco Group, the Aetna Group or the Spinco Assets prior to the Distribution Time (excluding goodwill associated with the Aetna Business or the Aetna Assets), together with the right to represent to third parties that the Spinco Group is the successor to all businesses and operations of the Spinco Group or the Aetna Group other than the Aetna Business (it being agreed and understood between the parties that this will preclude the Spinco Group from representing to third parties that it is the successor to Aetna Group's financial services and international businesses).

         "SPINCO BENEFITS LIABILITIES" means the AUSHC Retained Liabilities as defined in the Employee Benefits Agreement.

         "SPINCO BUSINESS" means the businesses and operations of Spinco, its Subsidiaries and the Contributed Subsidiaries, as conducted on the date hereof, but taking into account the Restructuring.

         "SPINCO COMMON STOCK" means the common stock, par value $.005 per share, of Spinco.

         "SPINCO ENVIRONMENTAL LIABILITIES" means any and all Liabilities of or relating to (i) Aetna, Aetna Services or any member of the Spinco Group or (ii)

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
the Spinco Business or the Spinco Assets (including, without limitation, offsite disposal), which, in either case, arise under or relate to Environmental Laws, excluding the Aetna Environmental Liabilities.

         "SPINCO GROUP" means Spinco, its direct and indirect Subsidiaries and the Contributed Subsidiaries (including all successors to each of those Persons).

         "SPINCO GROUP LIABILITIES" means, except as otherwise specifically provided in the Merger Agreement or any Distribution Document, all Liabilities (including Liabilities arising out of any litigation), whether arising before, at or after the Distribution Time, of or relating to (a) Aetna, Aetna Services or any member of the Spinco Group, (b) any member of Aetna Group to the extent arising from the conduct of, in connection with or relating to the Spinco Assets or the Spinco Business or the ownership or use thereof, (c) or arising out of the Domestic P&C Business or (d) the Contracts (x) filed as Exhibits
4.22 and 10.6 to the Aetna Annual Report on Form 10-K for the year ended December 31, 1999 or (y) identified on Schedule F to which Aetna Life Insurance and Annuity Company and one or more Affiliates of Lincoln National Corporation are parties; in each case excluding the Aetna Group Liabilities. Without limiting the generality of the foregoing, and except as specified in the next sentence, "SPINCO GROUP LIABILITIES" shall include, without limitation, the following Liabilities whether arising before, at or after the Distribution
Time: (i) any Liabilities arising in connection with the Spinco Assets or the Spinco Business, (ii) the Spinco Environmental Liabilities, (iii) the Liabilities set forth on Schedule C hereto, (iv) the Spinco Litigation Liabilities, (v) the Spinco Benefits Liabilities, (vi) all other Liabilities of the Spinco Group under any Distribution Document, and (vii) except to the extent otherwise provided in this Agreement, the Merger Agreement or in any of the Ancillary Agreements, all Liabilities of the Spinco Group or the Aetna Group arising (prior to the Merger Effective Time) out of the Distribution and any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements. Notwithstanding the foregoing, "SPINCO GROUP LIABILITIES" shall exclude any and all: (1) Liabilities for Taxes (which Liabilities shall be governed by the Tax Sharing Agreement) and (2) other Liabilities to the extent specifically retained or assumed by the Aetna Group.

         "SPINCO INDEMNITEE" has the meaning set forth in Section 4.02(a).

         "SPINCO INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights (i) owned by a member of the Spinco Group or the Aetna Group or (ii) owned by a third party and licensed or sublicensed to a member of the Spinco Group or the Aetna Group, in each case excluding the Aetna Intellectual Property Rights but including without limitation:

         (a) all right, title and interest in and use of the "Aetna" name and any derivative thereof including, without limitation, all trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, but excluding the Aetna China Name Rights and the Aeltus Name Rights (collectively, the "AETNA NAME Rights"); and

         (b) the Intellectual Property Rights listed on Schedule D hereto.

         "SPINCO LITIGATION" means (i) the litigation pending as of the date hereof in which Aetna or Aetna Services or one or more of their respective officers, directors or employees is named a defendant (x) relating to, involving or arising out of the Spinco Business and any new such cases which may be commenced after the date hereof, (y) alleging violations of federal or state securities laws by Aetna or (z) alleging breaches of fiduciary duties of the Aetna directors under state law (in the case of clauses (y) and (z), the cases set forth on Schedule E) but excluding, in each case, any such litigation which relates primarily to the Aetna Business; and (ii) any litigation in which Aetna or Aetna Services (or one or more of their respective officers, directors or employees) is named a defendant on or after the date hereof alleging violations of federal or state securities laws or breaches of fiduciary duties of the Aetna directors at the Merger Effective Time under state law, in each case (x) relating to or arising out of the Merger or the Restructuring and (y) arising out of matters occurring before the Merger Effective Time. For the avoidance of doubt, "SPINCO LITIGATION" shall not include any Actions relating to or in connection with Taxes, as such litigation is governed by the Tax Sharing Agreement.

         "SPINCO LITIGATION LIABILITIES" means all Liabilities arising before, at or after the Distribution Time, in connection with, relating to, or resulting from the Spinco Litigation.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

         "TAX" means Tax as such term is defined in the Tax Sharing Agreement.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement substantially in the form attached as Exhibit C hereto to be entered into as of the Distribution Date among Aetna, Parent and Spinco.

         "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.05.

         "TRADEMARK ASSIGNMENT AGREEMENT" means the Trademark Assignment Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit D hereto.

         "TRADEMARK LICENSING AGREEMENT" means the Trademark Licensing Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit E hereto.

         "TRANSFER" has the meaning set forth in Section 2.02.

         "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement to be entered into as of the Distribution Date between Aetna and Spinco, reflecting the terms set forth on Exhibit F hereto.

                                   ARTICLE 2

                  CONTRIBUTIONS AND ASSUMPTION OF LIABILITIES

         SECTION 2.01. Contribution of Contributed Subsidiaries. Upon the terms and subject to the conditions set forth in the Merger Agreement and the Distribution Documents, effective prior to the Distribution Time, Aetna shall contribute to Spinco all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries in clause (i) and clause
(ii) of the definition of Contributed Subsidiaries in the manner described on
Schedule 2.01, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03.

         SECTION 2.02. Transfers of Certain Assets to Spinco Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, Aetna shall, or, if requested, shall cause the relevant member of Aetna Group to, assign, contribute, convey, transfer and deliver ("TRANSFER") to Spinco or to one or more of Spinco's wholly-owned Subsidiaries all of the right, title and interest of Aetna or such member of the Aetna Group in and to all Spinco Assets that are not owned, held or used by a Contributed Subsidiary, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

         SECTION 2.03. Transfers of Certain Assets to Aetna Group. Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective prior to or as of the Distribution Time or as soon as practicable after the Distribution Time, subject to receipt of any necessary consents or approvals of third parties or of Governmental Entities and subject to Section 7.03, prior to the Distribution Time Aetna, and following the Distribution Time Spinco, shall, or if requested, shall cause the relevant member of the Spinco Group to, Transfer to Aetna or to one or more members of Aetna Group all of the right, title and interest of Spinco or such member of the Spinco Group in and to all Aetna Assets, if any, as the same shall exist on the Distribution Date or on such later date as a particular Transfer may occur.

         SECTION 2.04. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.02, Spinco hereby unconditionally (i) assumes all Spinco Group Liabilities (it being understood that the Spinco Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Spinco Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Spinco Group Liabilities.

         (b) Upon the terms and subject to the conditions set forth in the Merger Agreement or any Distribution Document, except as otherwise expressly set forth therein, effective as of the Distribution Time (or of the time of Transfer, if earlier, of the assets to which such Liabilities are attributable), in partial consideration for the Transfers pursuant to Section 2.03, Aetna hereby unconditionally (i) assumes all Aetna Group Liabilities (it being understood that the Aetna Benefits Liabilities are allocated and assumed pursuant to the Employee Benefits Agreement) to the extent not then an existing obligation of the Aetna Group and (ii) undertakes to pay, satisfy and discharge when due in accordance with their terms all Aetna Group Liabilities.

         SECTION 2.05. Agreement Relating to Consents Necessary to Transfer Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an
                                       16
attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Spinco, or any member of the Spinco Group, or Aetna, or any member of the Aetna Group, thereunder. Spinco and Aetna shall cooperate with each other, keep each other informed and will, subject to
Section 7.03, use their reasonable best efforts to obtain the consent of any third party or any Governmental Entity, if any, required in connection with the transfer or assignment pursuant to Sections 2.02 or 2.03 of any such asset or any claim or right or any benefit arising thereunder. Until such required consent is obtained, or if such consent cannot be obtained or an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive substantially all such rights, Spinco and Aetna will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including (but not limited to) sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee and (except as otherwise provided herein or in any Ancillary Agreement) at the transferee's expense any and all rights of the transferor against, with the transferee assuming the transferor's obligations to, each third party thereto. In the case of any Transfer involving a third party consent, the transferor shall not agree to any terms of transfer (without the prior written consent of the transferee) which have the effect of materially altering the rights or benefits arising under any of the particular Spinco Assets or the Aetna Assets, as the case may be subject to the Transfer.

                                   ARTICLE 3

                                THE DISTRIBUTION

         SECTION 3.01. Cooperation Prior to the Distribution. (a) As promptly as practicable after the date of this Agreement, Aetna and Spinco shall prepare, and Spinco shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement. Aetna and Spinco shall use their reasonable best efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, Aetna shall mail the Information Statement as promptly as practicable to the Aetna Shareholders of record as of the Record Date.

         (b) Aetna and Spinco shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Ancillary Agreements.

         (c) Aetna and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall take reasonable best efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated hereby or by the Ancillary Agreements.

         (d) Spinco shall prepare, file and pursue an application to permit the listing of the Spinco Common Stock on the New York Stock Exchange ("NYSE").

         SECTION 3.02. Aetna Board Action; Conditions Precedent to the Distribution. Aetna's Board of Directors shall establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

         (a   the Form 10 shall have become effective under the Exchange  Act;

         (b   the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

         (c   the Restated Spinco Charter shall be in effect;

         (d   each of the Aetna Board of Directors and the Spinco Board of
Directors (i) shall have received an opinion, addressed and reasonably satisfactory to each of them from an independent solvency firm selected by those boards of directors, and (ii) shall otherwise be reasonably satisfied,
(A) that after giving effect to the Restructuring (x) neither Aetna nor Spinco will be insolvent or will have unreasonably small capital or assets with which to engage in their respective businesses, (y) each of Aetna and Spinco will be able to pay its respective debts as they become due in the usual course of business and (z) neither Aetna's nor Spinco's total assets will be less than the sum of its respective total liabilities and (B) that the Distribution, when effected in accordance with the terms of this Agreement and the Ancillary Agreements, shall have been effected in accordance with the provisions of the Connecticut Business Corporation Act relating to distributions and applicable fraudulent transfer and fraudulent conveyance laws;

         (e   the contributions referred to in Section 2.01, the transfers referred to in Sections 2.02 and 2.03, and the assumptions of Liabilities referred to in Section 2.04 of this Agreement shall have been effected;

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
         (f   each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto; and

         (g   each condition to the Merger set forth in Sections 7.1(a), (b)
and (c), 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived.

         SECTION 3.03. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) immediately prior to the Distribution Time, Aetna shall deliver to the Distribution Agent, for the benefit of the Aetna Shareholders of record on the Record Date, a stock certificate or certificates, endorsed by Aetna in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Aetna, (ii) the Distribution shall be effective as of the Distribution Time and (iii) Aetna shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each Aetna Shareholder of record as of the Record Date one share of Spinco Common Stock (together with the associated preferred share purchase rights) for every one share of Aetna Common Stock so held. Spinco agrees to provide all certificates for shares of Spinco Common Stock that Aetna shall require (after giving effect to Sections 3.04 and 3.05) in order to effect the Distribution. The Merger and Distribution shall be effected such that the Merger
Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Aetna Shareholders.

         SECTION 3.04. Stock Dividend. On or before the Distribution Date, Spinco shall issue to Aetna as a stock dividend the number of shares of Spinco Common Stock (together with the associated preferred share purchase rights) that are required to effect the Distribution, as certified by the Distribution Agent. In connection with the Distribution, Aetna shall deliver to Spinco for cancellation all of the share certificates currently held by it representing Spinco Common Stock.

         SECTION 3.05. Fractional Shares. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Aetna Shareholder of record as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes.

                                   ARTICLE 4

                       INDEMNIFICATION AND OTHER MATTERS

         SECTION 4.01. Spinco Indemnification of Aetna Group. (a Subject to
Section 4.03, from and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the Aetna Group, their Affiliates (including, for the avoidance of doubt, Parent) and their respective officers, directors and employees (each, a "AETNA INDEMNITEE") from and against any and all Damages incurred or suffered by any Aetna Indemnitee arising out of (i) any and all Spinco Group Liabilities and (ii) the breach by any member of the Spinco Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

         (b   Subject to Section 4.03, from and after the Distribution Date,
Spinco shall indemnify, defend and hold harmless each Aetna Indemnitee and each Person, if any, who controls any Aetna Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

         SECTION 4.02. Aetna Indemnification of Spinco Group. (a Subject to
Section 4.03, from and after the Distribution Date, Aetna shall indemnify, defend and hold harmless each member of the Spinco Group, their Affiliates and their respective officers, directors and employees (each, a "SPINCO INDEMNITEE") from and against any and all Damages incurred or suffered by any Spinco Indemnitee arising out of (i) any and all Aetna Group Liabilities and
(ii) the breach by any member of the Aetna Group of any obligation under any Distribution Document (subject to any limitation set forth therein), other than the Tax Sharing Agreement (all indemnities thereunder being governed by the specific terms of the Tax Sharing Agreement).

         (b   Subject to Section 4.03, from and after the Distribution Date,
Aetna shall indemnify, defend and hold harmless each Spinco Indemnitee and each

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

Person, if any, who controls any Spinco Indemnitee within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement or Proxy Statement (in each case as amended or supplemented if Spinco shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Damages are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to Spinco by Parent or any of its Affiliates (other than any member of the Aetna Group) specifically for use therein.

         SECTION 4.03. Insurance and Third Party Obligations; Limitation on Liability. (a Upon indemnification of the Indemnified Party (as defined below), the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against the insurer or other third party with respect to such indemnified amount. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any Insured Claims or any other claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

         (b   Each party shall use its reasonable best efforts to mitigate its
Damages and not to cause or worsen any Liability which would be a Liability of the other party. If an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a third party in connection with a specific Liability giving rise to indemnification hereunder (i) at any time subsequent to the actual receipt of a payment in full indemnification of such Liability hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or (ii) at any time prior to the receipt of any indemnification payment in respect of such Liability hereunder, then the indemnification to be paid under Section 4.01 or 4.02 shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received. Notwithstanding this Section 4.03, (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under the Merger Agreement or any Distribution Document or (ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 4.03(a)).

         SECTION 4.04. Notice and Payment of Claims. If any Aetna Indemnitee or Spinco Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by any party (the "INDEMNIFYING PARTY") under this
Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 calendar days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects in writing to the claim for indemnification or the amount thereof. In the event of such an objection or failure to pay by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 calendar days after such indemnity claim has been so Finally Determined, with interest thereon at the prime rate of Citibank N.A. in effect from time to time for the period commencing on the 30th day following receipt of the initial notice of the claim from the Indemnified Party until the date of actual payment (inclusive).

         SECTION 4.05. Notice and Defense of Third-Party Claims. (a Promptly (and in any event within 10 Business Days) following the earlier of (i) receipt of notice, whether by service of process or otherwise, of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice.

         (b   Within 30 calendar days after receipt of notice from the
Indemnified Party pursuant to Section 4.05(a), the Indemnifying Party may (by giving written notice thereof to the Indemnified Party) elect at its option to, and shall at the request of the Indemnified Party, assume the defense of such Third-Party Claim at the Indemnifying Party's sole cost and expense unless the Indemnifying Party objects in writing to such indemnification claim (in which case the Indemnified Party may not require the Indemnifying Party to assume the defense and the

Indemnifying Party shall only assume the defense with the consent of the Indemnified Party). During such 30-calendar day period, unless and until the Indemnifying Party assumes the defense of a Third-Party Claim or objects in writing, the Indemnified Party shall take such action as it deems appropriate, acting in good faith, in connection with the Third-Party Claim; provided, however, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

         (c   If the Indemnifying Party assumes the defense of a Third-Party
Claim, (w) it shall keep the Indemnified Party timely informed of all significant developments in connection therewith, (x) the defense shall be conducted by counsel retained by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as such settlement or compromise includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third-Party Claim, provided that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof), other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

         (d   If the Indemnifying Party has not objected in writing to such indemnification claim, and, if at the end of the 30-calendar day period referred to in Section 4.05(b) the Indemnifying Party has not assumed the defense of such claim, or, if earlier, beginning at such time as the Indemnifying Party has declined in writing to assume the defense of a Third-Party Claim, (x) the Indemnified Party will take such steps as it deems appropriate to defend that Third-Party Claim and the defense shall be conducted by counsel retained by the Indemnified Party, provided that the Indemnifying Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnifying Party's sole cost and expense; and (y) the Indemnifying Party shall reimburse the Indemnified Party on a current basis (and in any event within 30-calendar days after the submission of invoices and bills by an Indemnified Party) for its expenses of investigation, attorneys' and expert witnesses' fees and other out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided further, that the Indemnified Party shall not settle or compromise, or make any offer to settle or compromise, the Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

         (e   The Indemnifying Party shall pay to (or at the direction of) the
Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 calendar days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 calendar days after such Indemnifying Party's liability, if any, hereunder has been Finally Determined.

         (f   Notwithstanding any other provision of this Agreement, Aetna acknowledges and agrees that Spinco shall (solely at its own cost and expense) assume and continue the defense of all the Spinco Litigation and that, as long as such settlement or compromise includes an unconditional release of all Aetna Indemnitees, Spinco shall be permitted to settle or compromise such Actions without the consent of Aetna or any of its Affiliates provided that Spinco may not agree to any such settlement or compromise pursuant to which there is any finding or admission of any violation of Law or pursuant to which any remedy or relief (including but not limited to the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Aetna Indemnitees), other than monetary damages for which the Spinco shall be responsible hereunder, shall be applied to or against the such Aetna Indemnitee, without the prior written consent of such Aetna Indemnitee (which shall not be unreasonably withheld); provided, further, that Spinco shall use its reasonable best efforts to defend any Aetna Indemnitee and to cause any Aetna Indemnitee to be dismissed with prejudice as a party to any pending or future Spinco Litigation and, to the extent any Aetna Indemnitee believes, in its reasonable judgment, that Spinco has failed to diligently pursue such defense or dismissal, the Aetna Indemnitee shall be entitled (at its own cost and expense) to independently move for or otherwise pursue such defense or dismissal and to take such related actions as it may deem necessary or appropriate in connection therewith. Spinco shall keep Aetna timely informed of all significant developments with respect to the Spinco Litigation to which any Aetna Indemnitee is a party.

         (g   Subject to Article 6, each party shall cooperate, and cause their respective Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

         SECTION 4.06. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. If the indemnification provided for in this Article 4 is unavailable to any Indemnified Party (x) that is a member of the Aetna Group on the grounds that such Indemnified Party was a former Affiliate of Spinco or (y) on other public policy grounds, then the Indemnifying Party shall pay to the Indemnified
Party's parent such amount that represents the diminution in value to such parent as a result of the Indemnifying Party's inability to so indemnify such Indemnified Party (provided that such amount shall not exceed the amount that would otherwise have been payable by the Indemnifying Party to such Indemnified Party in respect of such claim pursuant to this Article 4).

                                   ARTICLE 5

                    EMPLOYEE MATTERS AND TRANSITION SERVICES

         SECTION 5.01. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth herein and in the Employee Benefits Agreement and in the Tax Sharing Agreement.

         SECTION 5.02. Transition Services Matters Generally. With respect to the provision of certain transition services by either Group to the other Group after the Distribution Time, the parties hereto agree as set forth herein and in the Transition Services Agreement, the Lease Agreement and the Software Licensing Agreement.

                                   ARTICLE 6

                             ACCESS TO INFORMATION

         SECTION 6.01. Provision of Corporate Records. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, Contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating primarily to the other Group or its business, assets and affairs (after giving effect to the transactions contemplated hereby); provided that if any such documents, Contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

         SECTION 6.02. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated Representatives reasonable access during normal business hours to all documents, Contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (after giving effect to the transactions contemplated hereby) (other than data and information subject to (i) an attorney/client or other privilege that is not specifically subject to the provisions of this Article 6 or (ii) in the case of access provisions in any joint defense arrangements between a member or members of one Group and a member or members of the other Group, the terms of the relevant joint defense agreement), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

         SECTION 6.03. Litigation Cooperation. From and after the Distribution
Date: (a) Each Group shall use all reasonable best efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group's business and operations in which the requesting party may from time to time be involved.

         (b   Each party hereto shall promptly notify the other party hereto, upon its receipt or the receipt by any of its Affiliates, of a request or requirement (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) which relates to the business and operations of the other party (a "REQUEST") reasonably regarded as calling for the inspection or production of any documents or other information in its possession, custody or control, as received from any Person that is a party in any Action, or in the event the Person delivering the Request is not a party to such Action, as received from such Person. In addition to complying with the applicable provisions of Section 6.06, each party shall assert and maintain, or cause its Affiliates to assert and maintain, any applicable claim to privilege, immunity, confidentiality or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure which may be required on such protective terms as may be appropriate. No party may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Affiliate or Affiliates of any such party) except, in the opinion of such party's counsel, as required by law.

         (c   Aetna, on its own behalf and on behalf of all of its Affiliates, hereby waives any conflict which might preclude counsel currently representing Aetna, Spinco or any of their respective Affiliates from representing Spinco and/or any of its Affiliates following the Distribution Date in connection with the Spinco Litigation existing at the Merger Effective Time.

         (d   Aetna and Spinco shall enter into such joint defense agreements, in customary form, as Aetna and Spinco shall determine are advisable.

         SECTION 6.04. Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article 4 for that cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses that may be incurred in providing such information, witnesses or cooperation.

         SECTION 6.05. Retention of Records. From and after the Distribution Date, except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         SECTION 6.06. Confidentiality. From and after the Distribution Date, each party shall hold and shall cause its Affiliates and their respective directors, officers, employees, counsel, accountants, agents, consultants, advisors and other authorized representatives ("REPRESENTATIVES") to hold in strict confidence all documents and other information (other than any such documents and other information relating solely to the business or affairs of such party) concerning the other party and/or its Affiliates ("CONFIDENTIAL INFORMATION") unless such party is compelled to disclose such documents and/or other information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or the rules of any applicable stock exchange. Confidential Information shall not include such documents and/or other information which can be shown to have been (A) in the public domain through no fault of such party, (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources or (C) acquired or developed independently by such party without violating this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such documents and/or other information confidentially. In the event that such party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 6.06. Such party shall exercise reasonable best efforts to preserve the confidentiality of the Confidential Information, including, but not limited to, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order or other remedy or the absence of receipt of a waiver of the other party, such party or any of its Representatives is nonetheless legally compelled to disclose any of the Confidential Information, such party or such Representative may disclose only that portion of the Confidential Information which is legally required to be disclosed. Such party agrees to be responsible for any breach of this Section 6.06 by it and/or its Representatives.

         SECTION 6.07. Preservation of Privilege. The parties hereto recognize that as a consequence of the transactions contemplated by this Agreement or the Merger Agreement or the Ancillary Agreements, the parties may have common interests in the defense of certain pending or threatened litigation which may necessitate the exchange between the parties or their counsel of documents or other information that is subject to the attorney-client privilege, the work product doctrine or other legally recognized privileges, protections or immunities from discovery. Each party agrees to take in addition to, and not in limitation of, its obligations under Section 6.03(b) all reasonable best and necessary efforts to protect and maintain, and to cause its Affiliates to protect and maintain, any applicable claim to privilege, immunity, protection or confidentiality in order to protect such documents and other information from improper disclosure or use. In addition to, and not in limitation of, its obligations under Section 6.03(b) and without limiting the generality of the foregoing, and to the maximum extent permitted by law, none of the parties or their respective Affiliates may waive or undermine, or fail to defend in a commercially reasonable manner, any privilege or protection or take or fail to take any other commercially reasonable action (a) that could result in the disclosure of any common-interest or joint-defense materials to any Person that is neither a party to this Agreement nor an Affiliate of any such party or (b) that would have the effect of waiving or undermining such privilege or protection, in either case, without the prior written consent of the affected party and any affected Affiliate of such affected party.

         SECTION 6.08. Inapplicability of Article 6 to Tax Matters. Notwithstanding anything to the contrary in this Article 6, this Article 6 shall not apply with respect to documents, other information and/or other matters relating to Taxes, all of which shall be governed by the Tax Sharing Agreement.

                                   ARTICLE 7

                            CERTAIN OTHER AGREEMENTS

         SECTION 7.01. Intercompany Accounts. (a Except as otherwise specifically set forth herein or in any of the Ancillary Agreements or in the Merger Agreement, (i) all intercompany loan balances in existence as of the Distribution Time between any member of the Aetna Group and any member of the Spinco Group will be settled or paid in cash or other immediately available funds prior to or as of the Distribution Time and (ii) all intercompany accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Distribution Time shall be paid in full, in cash or other immediately available funds, by the party or parties owing such obligations as soon as practicable (but in no event more than 30 calendar days after the Distribution Time). It is understood and agreed that all or a portion of the intercompany loan balances owed by Spinco to Aetna Services will be paid in cash by Spinco.

         (b   At or prior to the Distribution Time, Aetna shall repay or cause to be repaid all Short Term Debt of any member of the Aetna Group, other than
(i) not more than $17.4 million aggregate principal amount (together with accrued and unpaid interest thereon) of Short Term Debt issued by Cruz Blanca S.A., AFP Santa Maria S.A., Aetna Credito Hipotecario S.A., and Aetna Life Insurance Company of America, Taiwan Branch, and (ii) any Short Term Debt of any Person that is not a Subsidiary of Aetna.

         (c) Except as otherwise contemplated hereby or as set forth on
Schedule 7.01 or in any of the other Ancillary Agreements or in the Merger Agreement, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between any member of the Spinco Group and any member of the Aetna Group shall be terminated effective as of the Distribution Time, if not previously terminated. No such agreements or arrangements shall be in effect after the Distribution Time unless embodied in this Agreement, the Ancillary Agreements or set forth on Schedule 7.01.

         SECTION 7.02. Trademarks; Trade Names. (a) Prior to the Distribution Time, Aetna and Spinco will enter into the Trademark Assignment Agreement, the Chinese Mark Agreement and the Trademark Licensing Agreement.

         (b) From and after the Distribution Date, (i) Aetna will not, and will not permit any of its Affiliates to, use any of (A) the Licensed Marks and Names, except as specifically permitted by the Trademark License Agreement, and
(B) the Spinco Group's logos, marks or names (other than the Licensed Marks and Names), and (ii) Spinco will not, and will not permit any of its Affiliates to, use the Aetna China Name Rights except as specifically permitted by the Chinese Mark Agreement.

         (c) From and after the Distribution Date, Spinco will not, and will not permit any of its Affiliates to, infringe upon the Aeltus Name Rights.

         (d) As promptly as practicable following the Distribution Time, Aetna will, and will cause Aetna Services to, file with the applicable Governmental Entity amendments to their articles or certificate of incorporation or otherwise take all action necessary to delete from their names the word "Aetna" or any marks and names derived therefrom and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendments or other actions to become effective. Aetna will cause all other members of the Aetna Group to take the foregoing actions with respect to the names of the Aetna Subsidiaries as promptly as practicable prior to the end of the Permitted Trademark Period.

         (e) From and after the Distribution Date, each party agrees to cooperate with the other party in connection with any regulatory matters relating to the

Trademark Licensing Agreement, the Chinese Mark Agreement and the Trademark Assignment Agreement.

         (f) Aetna acknowledges that from and after the Distribution Date, notwithstanding the use of the marks and names (the "LICENSED MARKS AND NAMES") licensed by Spinco as licensor pursuant to the Trademark Licensing Agreement, the Aetna Name Rights will remain an asset of the Spinco Group and shall include any goodwill associated with the use of the "Aetna" name, and any derivative thereof, in combination with one or more of the Acquiror's existing names or marks as permitted by the Trademark Licensing Agreement.

         SECTION 7.03. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business. The parties agree to enter into and execute such additional Distribution Documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by this Agreement or the Ancillary Agreements, provided, however that such additional Distribution Documents shall not diminish any of the rights granted or increase any of the Liabilities assumed under this Agreement or the Ancillary Agreements.

         SECTION 7.04. Noncompetition and Non-Solicitation. (a)(i) For a period of three (3) years following the Merger Effective Time, neither Spinco nor any of its Affiliates (after giving effect to the Distribution), will engage in the following businesses conducted by the Aetna Group immediately prior to the Merger Effective Time: (A) in the United States, underwriting and/or issuance of defined contribution group annuities for pension plans maintained by employer or similar groups pursuant to Section 401(k), 403(b) or 457 of the U.S. Internal Revenue Code of 1986, as amended (or any successor law), underwriting and/or issuance of individual annuities, providing investment advisory or broker-dealer services, or the management of mutual funds, and (B) in those jurisdictions outside of the United States listed in Schedule 7.04(a)(I), those businesses specified with respect

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
to each such jurisdiction ((A) and (B) collectively, the "Prohibited Businesses"), and (ii) for an additional period of 12 months, to the extent that Spinco or any of its Affiliates (after giving effect to the Distribution) engages directly or indirectly in any Prohibited Business, it will do so using a brand other than "Aetna" (except and only to such extent as may be required by Law); provided that the foregoing shall not prohibit Spinco or any of its Affiliates from (x) conducting any of the activities set forth in Schedule 7.04
(a)(II), (y) engaging in any Prohibited Business in any jurisdiction specified in Schedule 7.04(a) if the Aetna Group ceases to engage in such business in such jurisdiction, or (z) owning, acquiring or investing in any Person, provided that if such Person derives in excess of 10% of its consolidated gross revenue in the most recently completed four fiscal quarters from business activities which would be restricted hereunder, Spinco will, or will cause such Affiliate to, divest a portion of such business representing such excess within 12 months of the acquisition date (unless, in the case of the restriction specified in (i) above, such 12-month period would terminate subsequent to the termination of the 3-year restriction period). It is understood that the restrictions set forth in the immediately preceding sentence will not apply to any Person that acquires (by acquisition, merger or otherwise) an interest in Spinco or any of its Affiliates so long as such Person was not an Affiliate of Spinco that was subject to such restrictions prior to the aforementioned acquisition, merger or other acquisitive transaction (it being further understood that, following the aforementioned acquisition, merger or other acquisitive transaction, such restrictions will continue to apply to Spinco and its Affiliates that were subject to such restrictions prior to such acquisition, merger or other transaction).

         (b) Except as otherwise permitted by any Ancillary Agreement, for a period of two years from the Merger Effective Date, neither Group nor any of its Affiliates shall, directly or indirectly, solicit or attempt to employ or employ any employee of the other Group. Notwithstanding the foregoing, the restriction set forth in the immediately preceding sentence shall not apply to
(i) with respect to all employees other than officers and other senior management of any member of a Group, any Person who contacts such Group or any of its Affiliates in response to general advertisements or searches or other broad-based hiring methods or (ii) individuals who choose to leave for Good Reason the employment of, or are terminated by, a Group without the other Group having taken any action otherwise prohibited by this Section 7.04(b) . "GOOD REASON" for the purposes of this Section 7.04(b) shall mean a significant or long-term reduction in compensation, a relocation of more than 50 miles from the employee's current place of employment or a material diminution of the employee's duties and responsibilities.

         (c) If any provision contained in this Section 7.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. In addition to and not in limitation of the parties' obligations under Section 8.14, each of the parties hereto acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such party for any such breach. Each of the parties hereto agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section, and consents to the entry thereof.

         SECTION 7.05. Third Party Beneficiaries. Acquiror and Parent shall be third party beneficiaries of this Agreement. Except as contemplated in the preceding sentence, nothing contained in this Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns and Acquiror and Parent, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article 4 shall inure to the benefit of the Spinco Indemnitees and the Aetna Indemnitees.

         SECTION 7.06. Intellectual Property Rights and Licenses. Except as otherwise specifically set forth in this Agreement or in any of the other Ancillary Agreements, neither Group shall have any right or license in or to any technology, software, Intellectual Property Right or other proprietary right owned, licensed or held for use by the other Group.

         SECTION 7.07. Insurance. (a) The Spinco Assets shall include any and all rights of an insured party under each of the Group Policies, subject to the terms of such Group Policies and any limitations or obligations of Spinco contemplated by this Section 7.07 or Schedule 7.07, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all Actions and Liabilities incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of any of the Spinco Group or the Aetna Group or their respective businesses and operations, and which Actions and Liabilities may arise out of an insured or insurable occurrence under one or more of such Group Policies. With respect to all of the applicable Group Policies, Spinco shall use its reasonable best efforts, at its option, either (x) to cause Aetna and its Affiliates to be named or maintained as additional insured parties thereunder to the extent of, or (y) to obtain a run-off or tail coverage policy with respect to, in each case, their respective insurable interests in respect of the Aetna Group Liabilities incurred or claimed to have been incurred prior to the Distribution Date and insured thereunder, and the Aetna Assets shall include such rights, to the extent they relate to the Aetna Group Liabilities, of an additional insured party under each such Group Policy or under such run-off or tail policy, as applicable, subject to the terms of such Policy.

         (b) Spinco shall administer all Group Policies. Where Aetna Group Liabilities are covered under the Group Policies for periods prior to the Distribution Date, or under any Group Policy covering claims made after the Distribution Date with respect to an action, error, omission or occurrence prior to the Distribution Date, then from and after the Distribution Date, upon request from Aetna, Spinco shall claim coverage for Insured Claims under such Group Policy as and to the extent that such insurance is available (subject to Section 7.07(c)) up to the full extent of the applicable limits of liability of such Group Policy.

         (c) Spinco shall use its reasonable best efforts to cause Insurance Proceeds received with respect to claims, costs and expenses under the Group Policies (i) relating to Aetna Group Liabilities, to be paid directly to Aetna (or the applicable member of the Aetna Group) and (ii) relating to the Spinco Group Liabilities to be paid directly to Spinco (or the applicable member of the Spinco Group). In the event Spinco has been unable to cause Insurance Proceeds to be paid directly to a Aetna Group member in accordance with the preceding sentence, or to cause Aetna and its Affiliates to be named or maintained as additional insureds or to obtain run-off or tail policies in accordance with the last sentence of Section 7.07(a), Spinco shall inform Aetna of the reasons therefor and Aetna shall be entitled, at its own cost and expense, to take such actions as may be necessary to achieve such payment or such additional insured status or to obtain such run-off or tail policy (so long as such actions are not materially adverse to Spinco). Payment of the allocable portions of indemnity costs out of Insurance Proceeds resulting from such Group Policies will be made by Spinco to the appropriate party upon receipt from the insurance carrier (to the extent not paid directly to a Aetna Group member pursuant to the first sentence of this Section 7.01(c)). In the event that the aggregate limits on any Group Policies are exceeded by the aggregate of outstanding Insured Claims by the parties hereto, the parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. Each party agrees to use reasonable best efforts to maximize available coverage under those Group Policies applicable to such party, and to take all reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Group Policy have been exceeded or would be exceeded as a result of such Insured Claim. Notwithstanding any other provision of this Agreement, Spinco shall not be required to renew, extend or expand the coverage available under any of the Group Policies provided, that prior to any termination (or failure to reinstate) such Group Policies with respect to coverage of any Aetna Group Liabilities insured thereunder, Spinco shall afford Aetna the opportunity of taking such commercially reasonable steps as may be necessary to maintain such coverage in place.

         SECTION 7.08. Prohibition on Certain Sales. Aetna agrees that for one year from the Merger Effective Time, unless there is a material change at Acquiror and its Subsidiaries, Aetna will not sell or permit to be sold the interests of Aetna International, Inc. in Taiwan, Hong Kong and Malaysia; provided, that the foregoing shall not limit the right of Aetna to sell minority interests in such Subsidiaries.

         SECTION 7.09. Brazilian Certificate of Foreign Capital Registration . Prior to the Distribution Date, Aetna shall use its reasonable best efforts to provide to Parent a copy of the Certificate of Foreign Capital Registration for Sul America Aetna Seguros e Previdencia S.A., and if not prior to the Distribution Date, Spinco shall provide such certificate to Parent within one year from the Distribution Date.

                                   ARTICLE 8

                                 MISCELLANEOUS

         SECTION 8.01. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

         If to Aetna to:

                  Aetna Inc.
                  [                 ]
                  [                 ]
                  Telecopy: [              ]
                  Attention: [             ]

         With copies to:

                  Parent
                  in c/o IVY North American Insurance Corp.
                  5780 Powers Ferry Road, NW
                  Atlanta, Georgia 30327-4390
                  Attention:   Michael W. Cunningham,
                               Executive Vice President &
                               Chief Financial Officer
                               Fax: 770-980-3303

                               B. Scott Burton
                               Senior Vice President &
                               Chief Counsel
                               Fax: 770-850-7660

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:   Joseph B. Frumkin, Esq.
                               William D. Torchiana, Esq.
                               Fax: 212-558-3588

         If to Spinco, to:

                  Spinco
                  [                ]
                  [                ]
                  Telecopy: [          ]
                  Attention: [         ]

         With a copy to:

                  [counsel to come]
                  and
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy: (212) 450-4800
                  Attention:   Lewis B. Kaden

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         SECTION 8.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Aetna and Spinco, or in the case of a waiver, by the party against whom the waiver is to be effective. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver that is adverse in interest to any member of the Aetna Group shall be subject to the written consent of Parent.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.03. Expenses. (a) All costs and expenses incurred by Aetna or Spinco in connection with the preparation, execution and delivery of the Ancillary Agreements and the consummation of the Distribution and the other transactions contemplated hereby and therein (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10, the Information Statement and the Proxy Statement) shall be paid by Spinco; provided that the Parent and its Affiliates shall pay their own expenses, if any, incurred in connection with the Distribution and Spinco shall pay all Transaction Expenses (as defined in the Merger Agreement), in each case except as specifically provided otherwise herein, in the Merger Agreement or any Ancillary Agreement.

          (b) Each reference in this Agreement to expenses, fees and out-of-pocket costs shall mean such expenses, fees and out-of-pocket costs as the party incurring such expenses, fees or out-of-pocket costs would reasonably incur in connection with its own business under circumstances where such expenses, fees and out-of-pocket costs are not subject to reimbursement.

         SECTION 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent and the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

         SECTION 8.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

         SECTION 8.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         SECTION 8.07. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Confidentiality Agreement, the Merger Agreement or the other Distribution Documents has been made or relied upon by any party hereto. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail.

         SECTION 8.08. Tax Sharing Agreement; Set-Off; Payment of After-Tax Amounts; Certain Transfer Taxes. (a) Except as otherwise specifically provided herein and not inconsistent with the Tax Sharing Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

         (b) If, at the time Spinco is required to make any payment to Aetna or any of its Affiliates under this Agreement, Aetna or any of its Affiliates owes Spinco or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time Aetna is required to make any payment to Spinco or any of its Affiliates under this Agreement, and Spinco or any of its Affiliates owes Aetna or any of its Affiliates any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

         (c) If Aetna, Spinco or any of their respective post-Distribution Affiliates makes a payment pursuant to Section 4.01 or 4.02 of this Agreement, then such Person shall also pay the recipient of such payment the related After-Tax Amount (as defined in the Tax Sharing Agreement). This Section 8.08(c) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

         (d) Except as otherwise provided in the Ancillary Agreements, all transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with any of the transactions described in Article 2 of this Agreement shall be borne and paid equally by Spinco and Aetna. The party that is required by applicable law to file any Return (as defined in the Tax Sharing Agreement) or make any payment with respect to any of those taxes shall do so, and the other party shall cooperate with respect to that filing or payment as necessary. The non-paying party shall reimburse the paying party in accordance with this Section 8.08, as appropriate, within 5 Business Days after it receives notice of the payment of those taxes. This Section 8.08(d) shall be interpreted in accordance with the principles set forth in the Tax Sharing Agreement and shall be subject to the dispute resolution provisions contained in Section 10.09 of the Tax Sharing Agreement.

         SECTION 8.09. Jurisdiction. Except as otherwise expressly provided in this Agreement, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

         SECTION 8.10. Pre-Litigation Dispute Resolution. Prior to the bringing of any Action against the other, senior officers of Aetna and Spinco shall confer, consult and in good faith attempt for a period of 30 calendar days to resolve any dispute between such parties relating to this Agreement or any of the Ancillary Agreements (other than the Tax Sharing Agreement) without resort to legal remedies.

         SECTION 8.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         SECTION 8.12. Survival. All covenants and agreements of the parties contained in this Agreement and the Confidentiality Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth therein.

         SECTION 8.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 8.14. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party
(i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

         IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                        AETNA INC.


                                        By:
                                           ------------------------------
                                            Name:    [         ]
                                            Title:   [         ]



                                        AETNA U.S. HEALTHCARE INC.


                                        By:
                                           ------------------------------
                                            Name:    [         ]
                                            Title:   [         ]